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                          LOAN AGREEMENT

     THIS LOAN AGREEMENT ("Loan Agreement") is made and entered into as of the 14 day of January, 1994, by and among (i) PNC BANK, KENTUCKY, INC., a Kentucky banking corporation ("PNC"); (ii) MINING TECHNOLOGIES, INC., a Kentucky corporation ("Mining"), ADDINGTON MINING, INC., a Kentucky corporation ("Addington") and ADDWEST MINING, INC., a Kentucky corporation ("Addwest"; collectively with Addington and Mining, the "Borrowers"); and (iii) ADDINGTON RESOURCES, INC. ("ARI"), a Delaware corporation, and ADDINGTON HOLDING COMPANY, INC. ("AHI"), a Delaware corporation; (collectively, the "Guarantors").

                         R E C I T A L S

     A. The Borrowers and Guarantors desire to have PNC establish in favor of the Borrowers a FIFTEEN MILLION AND NO/100 DOLLARS
($15,000,000.00) working capital revolving credit loan (the
"Revolving Credit").

     B. The Borrowers and Guarantors also desire to have PNC establish a TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) discretionary line of credit in favor of the Borrowers (the
"Discretionary Line of Credit").

     C. The Guarantors, in consideration of the substantial economic benefit that they will receive from the Revolving Credit and Discretionary Line of Credit, desire to join in this Loan Agreement for the purpose of making certain representations, warranties, and covenants in order to induce PNC to establish the Revolving Credit and Discretionary Line of Credit in favor of the Borrowers.

     NOW, THEREFORE, in consideration of the Recitals and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

     1. Definitions. As used in this Loan Agreement, the following terms and phrases shall have the meanings set forth below or by reference. Other terms and phrases are defined elsewhere in this Loan Agreement and the meanings given to such terms and phrases shall be applicable throughout this Loan Agreement. The meanings given terms and phrases in and for purposes of this Loan Agreement may not be applicable in other Loan Documents.

          1.1 "Accounts" shall mean, (i) as to the Borrowers, Borrowers' rights to receive payment for coal sold by any Borrowers, which rights to payment have been fully earned by Borrowers' performance, and which are not evidenced by an "instrument" or "chattel paper," as those terms are defined in the Uniform Commercial Code, (ii) as to AHI, AHI's right to receive payments from Pittston Acquisition Company ("Pittston") pursuant to
Section 1(c) of that certain Stock Purchase Agreement dated as September 24, 1993, by and between AHI and Pittston (the "Stock Purchase Agreement"), which rights to payment have been fully earned by AHI's performance and which are not evidenced by an "instrument" or "chattel paper" as those terms are defined in the Uniform Commercial Code, and (iii) as to AHI, all accounts assigned to AHI pursuant to Section 2 of that certain Agreement entered into as of January 14, 1994, by and among AHI, Pittston Acquisition Company, PNC and others (the "Escrow Agreement"), which rights to payment have been fully earned by AHI and/or any other party obligated to perform to earn payment of such accounts, and which are not evidenced by any "instrument" or "chattel paper," as those terms are defined in the Uniform Commercial Code, which accounts are also included in the term "Excluded Assets," as that term is defined in Section 3(c)(i) of the Stock Purchase Agreement.

          1.2 "Advance" shall mean a disbursement of proceeds of the Revolving Credit.

          1.3 "Affiliate" shall mean (i) any entity in which more than ten percent (10%) of the ownership interest (or rights convertible into such interest) is owned by Borrowers (or either of them), any Major Shareholder, either Guarantor, any Subsidiary, or any combination thereof, (ii) any Major Shareholder, (iii) either Guarantor, (iv) any Subsidiary, and (v) any Person or Entity controlling, controlled by, or under common control with any of the Persons or Entities described in (i), (ii) or (iii) of this Section 1.3.

          1.4 "and/or" means one or the other or both, or any one or more or all, of the things or persons or parties in connection with which the conjunction is used.

          1.5  "Borrowers" shall mean Addington Mining, Inc.,
Addwest Mining, Inc. and Mining Technologies, Inc.

          1.6  "Borrowers' Agent" shall mean ARI.

          1.7 "Borrowers' Disbursement Account" shall mean the demand deposit account maintained by the Borrowers with PNC for purposes of the disbursement of Advances by PNC.

          1.8 "Borrowing Base" means, with respect to Borrowers, the amount, computed pursuant to and in accordance with the terms and provisions of Section 3.4 hereof, which aggregate outstanding principal balance of the Advances to Borrowers may not exceed at any time (subject in all events to the maximum amount of the Revolving Credit established hereunder).

          1.9 "Borrowing Base Certificate" means the certificate as to the level and amount of the Borrowing Base for Borrowers (the form of which being attached hereto and incorporated herein as
Exhibit 1.9), certified to be true, correct and accurate by a Designated Officer of the Borrowers' Agent.

          1.10 "Borrowing Rate" means, as to a particular Advance, either (i) a floating rate per annum equal to the Prime Rate calculated on the basis of an assumed 360 day year for the actual number of days elapsed, or (ii) the LIBOR rate, as more fully described in Section 3.7 herein.

          1.11  "Business Day" means all calendar days except
Saturdays, Sundays and legal holidays of the United States
Government. With regard only to the time for funding any Advance, the term Business Day shall also exclude other days on which PNC is not open for the regular conduct of business as allowed by applicable law.

          1.12 "Capital Expenditures" shall mean any expenditures of any Borrower, either Guarantor or any Subsidiary which would be classified as capital expenditures under GAAP and shall include, without limitation, Capitalized Lease Obligations.

          1.13 "Capitalized Lease Obligations" shall mean the principal amount due under any lease of either of the Borrowers, either of the Guarantors, or any Subsidiary over the life of the lease under which the obligations of any Borrower, such Guarantor or such Subsidiary, as lessee, would be included in determining the total liabilities for the balance sheet of any Borrower, such Guarantor, or such Subsidiary in accordance with GAAP.

          1.14 "Coal Sales Contracts" shall have the meaning set out in Section 10.13 hereof.

          1.15 "Combined Basis" with regard to any financial or accounting calculation shall mean the Borrowers and all Guarantors taken on a consolidated basis in accordance with GAAP.

          1.16 "Continuing Representations" shall have the meaning set out in Section 10.

          1.17 "Debt Service" shall mean for any period, the Interest Expense for such period plus all current maturities of the Funded Indebtedness (excluding amounts outstanding on the Revolving Credit) during such period.

          1.18  "Default Rate" shall mean the Borrowing Rate plus
5%. The Default Rate is a floating rate per annum, calculated on an assumed year of 360 days and actual number of days elapsed.

          1.19 "Designated Officer" means any officer designated from time to time by the President or Board of Directors of any Borrower or a Guarantor, in a writing delivered to PNC, who is authorized to make any certification or take any action required of such Borrower or such Guarantor under this Loan Agreement or any other Loan Document. PNC may rely on any designation until a new, written designation is received by PNC. The current designated officers are listed on Exhibit 1.19, and in all events the President, any Vice President and the Chief Financial Officer of any Borrower and each Guarantor shall be deemed Designated Officers of such Borrower or such Guarantor.

          1.20 "Discretionary Line of Credit" shall mean that certain $10,000,000.00 discretionary line of credit established by PNC for the benefit of the Borrowers, as more fully described in
Section 6.

          1.21 "Disqualified Asset" shall have the meaning set out in Section 3.4 hereof.

          1.22 "Earnings Before Interest and Taxes" shall mean for any period, the sum of (i) the income (or deficit) of Borrowers and Guarantors taken on a Combined Basis, before provision for income taxes for the period, calculated in accordance with GAAP, plus,
(ii) Interest Expense for such period.

          1.23 "Eligible Accounts Receivable" means bona fide, collectible outstanding Accounts (as defined in Section 1.1 hereof) owed to any Borrower by solvent account debtors approved from time to time by PNC, owed to AHI by Pittston pursuant to Section 1(c) of the Stock Purchase Agreement or assigned to AHI pursuant to Section 2 of the Escrow Agreement, but excluding all the following: (a) Accounts which remain unpaid for more than sixty (60) days after their respective invoice dates; (b) Accounts which are not due and payable within sixty (60) days after their respective invoice dates; (c) Accounts which remain unpaid for more than ninety (90) days after shipment, notwithstanding the invoice date; (d) Accounts which have not been invoiced by the applicable Borrower as of any particular date; (e) Accounts in which or to the extent that PNC reasonably believes the any Borrower has no interest greater than an interest as agent or attorney-in-fact for another Person or Entity, and with respect to which such other Person or Entity has not assigned to PNC its interest pursuant to documents satisfactory to PNC, in its sole discretion; (f) Accounts payable in other than United States Dollars or by account debtors located outside of the United States of America; (g) Unless waived by PNC, commencing 30 days after the date of this Loan Agreement, Accounts for which PNC has not received a copy of a direction to pay, sent by the appropriate Borrower to the account debtor of such Account, on a form approved by PNC, directing all payments from such account debtor be made to the account of the appropriate Borrower at PNC;
(h) Accounts in which PNC, for any reason, does not have a first, prior and perfected security interest, valid under applicable law and securing all Indebtedness; (i) Accounts owed to any Borrower by an Affiliate; (j) Accounts owed to any Borrower by an account debtor which is a governmental entity or agency, unless all required steps have been taken to insure the validity and priority of PNC's security interest in such Accounts, and (k) Accounts against which there is any claim, charge, defense or matured right of offset known to any Borrower.

          1.24 "Eligible Equipment" shall mean all Equipment constituting mobile surface mining equipment owned by any Borrower or Guarantor, which (i) is free and clear of any and all liens and encumbrances, (ii) is in good operating condition and repair, and
(iii) is operating on property in Kentucky owned or controlled by any Borrower or Guarantor. The Eligible Equipment is listed on an equipment list supplied by Borrowers to the Bank, which is attached hereto as Exhibit 1.23 and incorporated herein by reference (the "Equipment List"). Any additions to the Equipment List must be approved by PNC in writing. The Equipment List (and any additions) must include the make, model, and serial number of each item of Equipment, and shall also include the most recent "The Green Guide" value (or an equivalent valuation approved by PNC) of each item of Equipment. The Equipment List must be updated on a quarterly basis, beginning March 1, 1994, which updated Equipment List shall reflect the addition or deletion of any items of Equipment from the prior Equipment List, as well as the most recent The Green Guide value. The Equipment List shall also be updated within five (5) Business Days of the sale or other disposition of any items of Eligible Equipment. All Equipment Lists shall be certified by Borrowers' Agent as being true, accurate and correct.

          1.25 "Eligible Inventory" means severed coal purchased from Affiliates and/or produced by Borrowers in the normal course of business as inventory for shipment within thirty (30) days of purchase from an Affiliate or production to fill an unconditional order to buy by a third party (other than an Affiliate) under a bona fide and binding Coal Sales Contract setting forth the terms of such purchase by the third party, including the tonnage, price, specifications, premiums or penalties, required shipping dates and such other matters as may be required from time to time by PNC. In order to be Eligible Inventory, such coal described above must be fully processed and meet the specifications of the intended sale and be stored in stockpiles clearly identified as belonging to any Borrower at one of the loading facilities described on Exhibit 1.25 to this Loan Agreement. Inventory shall cease to be Eligible Inventory if it is damaged or is not shipped within 30 days of stockpiling.

          1.26 "Equipment" means all machinery, equipment, facilities and other personal property or fixtures of every kind or nature now or hereafter located at or on any of the Mining Properties, or elsewhere, which are now or hereafter owned, leased or otherwise held by any Borrower, either Guarantor or any Subsidiary and which are used or useful for the mining, transportation or processing of coal or otherwise in the conduct of any Borrower's, either Guarantor's or any Subsidiary's business, together with all additions, attachments, substitutions, replacements and improvements to any or all of the foregoing.

          1.27 "Equipment Liquidation Value" shall mean the Green Book value of each item of Eligible Equipment, as the value may vary from time to time.

          1.28  "ERISA" shall have the meaning set out in
Section 9.13 hereof.

          1.29 "Event of Default" means the occurrence or happening of any of the matters set forth in Section 11 hereof.

          1.30 "Expiration Date" shall mean January 14, 1995, or the last day of any approved renewal period of the Revolving Credit as set out in Section 3.2 hereof.

          1.31 "Funded Indebtedness" means all indebtedness of the Borrowers and Guarantors (on a Combined Basis) which would, for the applicable period, be classified in whole or in part as a long-term liability in accordance with GAAP and shall, in any event, include
(i) any indebtedness having a final maturity more than one year from the date of creation of such indebtedness and (ii) any indebtedness, regardless of its term, which is renewable or extendable by the borrower thereof to a date more than one year from the date of the creation of such indebtedness.

          1.32 "GAAP" means generally accepted accounting principles in the United States of America, as such accounting principles are generally accepted by the accounting profession on the date of this Loan Agreement, applied on a consistent basis.

          1.33 "The Green Guide" means that certain publication of Dataquest, Inc., a subsidiary of Dunn & Bradstreet Corporation, which publication pertains to new and used equipment values.

          1.34 "Indebtedness" means (collectively) all obligations and liabilities of Borrowers and any and all of the Guarantors to PNC, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, whether debt, lease, contract, or otherwise, and whether represented by a note or other instrument, Letter of Credit, or otherwise, now existing or hereafter acquired or arising either directly or indirectly. Included in the term "Indebtedness" shall be all obligations of Borrowers under this Loan Agreement, the Revolving Note, the Discretionary Line of Credit, the other Loan Documents, as well as all Reimbursement Obligations.

          1.35 "Interest Expense" shall mean for any period the interest paid or accrued during such period (including imputed interest on Capitalized Lease Obligations) on the Total
Indebtedness of the Borrowers and Guarantors, on a Combined Basis.

          1.36 "Inventory Value" shall mean, with respect to Eligible Inventory, the lower of (i) the cost of production or purchase of such Eligible Inventory or (ii) the selling price for such Eligible Inventory under the Coal Sales Contracts under which such Eligible Inventory will be shipped.

          1.37 "Jet Loan" shall mean that certain loan originally from Citizens Fidelity Bank and Trust Company d/b/a Citizens Energy Company (now known as PNC Bank, Kentucky, Inc.) to Addington, Inc. evidenced by that certain Term Note dated February 23, 1987 in the face amount of $2,828,866.00 as amended by that certain First Amendment to Term Note dated February 23, 1987 (the "Jet Note") secured by a security interest in a 1982 Lear Jet, model SS, Serial Number 023; "N" number N7784; Garrett TFE-331 engines, serial numbers P85149 and P85176 together with all replacement parts, repairs, additions, and accessories incorporated in and/or affixed to and/or substitutions for, any of the foregoing, as more particularly described in that certain Security Agreement dated as of February 23, 1987, from Citizens Fidelity Bank and Trust Company d/b/a Citizens Fidelity Energy Company (now known as PNC Bank, Kentucky, Inc.) (the "Jet Security Agreement") and perfected by appropriate security filings with the Federal Aviation Agency (the "Jet Filings"). All of Addington, Inc.'s right, title and interest in and to the Jet Note, Jet Security Agreement, and Jet Filings have been assumed by Addington Resources, Inc. pursuant to the terms and conditions of that certain Assignment and Assumption Agreement of even date herewith by and among Addington, Inc., ARI, and PNC (the "Assumption Agreement"). (The Jet Note, Jet Security Agreement, Jet Filings and Assumption Agreement are herein collectively referred to as the "Jet Loan Documents").

          1.38 "Leases" shall mean all of the Borrowers' and each Guarantor's and Subsidiaries mineral and/or surface leases, subleases, licenses or easements now existing or hereafter arising.

          1.39 "Letters of Credit" shall mean all letters of credit issued pursuant to the terms of this Loan Agreement by PNC. Letters of Credit shall mean only letters of credit which are classified under applicable banking laws and regulations as stand-by performance letters of credit and commercial letters of credit. The term shall not include stand-by financial letters of credit unless PNC otherwise agrees (which agreement may be conditioned upon increased fees relative to such stand-by letters of credit).

          1.40 "Loan Documents" mean this Loan Agreement, the Revolving Note and the Security Instruments and all other instruments or agreements related hereto which are executed contemporaneously and in connection with the execution of this Loan Agreement or hereafter pursuant to the terms hereof. Any reference to the Loan Documents shall mean such Loan Documents as any of the same may be amended or modified in writing by PNC, and any other parties thereto, and shall include future documents executed by PNC and Borrowers and/or the Guarantors.

          1.41  "Loan" means the Revolving Credit.

          1.42 "Major Shareholder" shall mean any Person or Entity owning directly or indirectly in excess of five percent (5%) of the outstanding capital stock (or interests convertible into such ownership) of ARI and shall include Larry Addington, Robert
Addington and Bruce Addington.

          1.43 "Mining Properties" means all current and future interests of Borrowers, Guarantors, and their Subsidiaries in the minerals, surface or use of any real property, whether by fee ownership, lease, license, easement, agreement or otherwise, which are used or useful in the mining, transportation and/or processing of coal or otherwise in the conduct of Borrowers', Guarantors' or such Subsidiary's business.

          1.44 "Net Dollar Amount of Eligible Accounts Receivable" means the actual amount due and payable to any Borrower by all account debtors of Borrower's Eligible Accounts Receivable. The calculation of the Net Dollar Amount of any particular Eligible Account Receivable shall be based upon the following: The number of tons of conforming quality coal calculated in good faith and with reasonable diligence by the Borrowers to have been shipped to such account debtor pursuant to and in compliance with a bona fide order or contract, multiplied by the price per ton payable to the Borrowers, as applicable, by such account debtor (FOB shipping point) under the applicable order or contract, net of all discounts and penalties, shall be the Net Dollar Amount Of Eligible Accounts Receivable for that shipment. If the final shipping weights as determined by the account debtor or the carrier transporting the shipment, vary from the calculations set out above, the Net Dollar Amount Of Eligible Accounts Receivable for that shipment shall be adjusted accordingly to the proper amount.

          1.45 "Operating Cash Sources" means for any period the net income (or deficit) of Borrowers and Guarantors taken on a Combined Basis plus amounts in respect of depreciation, depletion and amortization taken during such period.

          1.46 "Person or Entity" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, other entity or group, institution, party or government (whether federal, state, county, city, municipal or other) or agency or division thereof.

          1.47 "Prime Rate" means the interest rate per annum designated and announced from time to time by PNC as its "Prime Rate" in effect at its principal office, although it is understood an agreed that such rate may not be the lowest rate available at that particular time from PNC on floating rate loans or otherwise available from PNC in connection with the extension of credit of any type.

          1.48 "Possible Default" means an event or condition which, with the lapse of any applicable grace period or the giving of notice, or both, would constitute an Event of Default referred to in Section 11 hereof.

          1.49 "Readily Marketable Debt Securities" means (i) Certificates of Deposit issued by a state or national bank having capital and surplus of at least Five Hundred Million and No/100 Dollars ($500,000,000.00), (ii) United States Government obligations, (iii) Moody rated AAA municipal obligations and (iv) commercial paper rated Prime-1 by Moody or A-1 by Standard and Poor; all having a maturity of less than one (l) year from the date of determination.

          1.50 "Reimbursement Obligations" means the obligation of Borrowers to PNC to reimburse PNC within three (3) Business Days for any draw under any Letter of Credit.

          1.51  "Reporting Date"  shall have the meaning set out in
Section 3.4 hereof.

          1.52 "Revolving Credit" means the revolving credit facility in the maximum amount of Fifteen Million and No/100
Dollars ($15,000,000.00) established pursuant to the terms and conditions set forth in this Loan Agreement.

          1.53 "Revolving Note" shall mean the promissory note face principal amount of $15,000,000.00 issued by the Borrowers to PNC evidencing the Revolving Credit and described in Section 3 hereof.

          1.54 "Security Instruments" means all of the instruments and rights securing the Indebtedness as referred to in Section 7 hereof and otherwise.

          1.55 "Subsidiary" shall mean (i) any corporation more than fifty percent (50%) of the outstanding stock of which having ordinary voting power (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by any Borrower, either Guarantor, and/or any Subsidiary, or any combination thereof; or (ii) any partnership or other entity more than fifty percent (50%) of the ownership interest (and/or rights convertible into such interest) of which is owned directly or indirectly by any Borrower, either Guarantor and/or any Subsidiary, or any combination thereof.

          1.56 "Tangible Net Worth" means (A) the book value of all assets of the Borrowers and Guarantors taken on a Combined Basis (including, without limitation, the book value of all Coal Sales Contracts), but excluding (i) all amounts owed to any Borrower or to either Guarantor by any Affiliate, (ii) all unamortized capitalized financing costs, (iii) all patents, copyrights, trademarks, tradenames, franchises, goodwill and all other assets which would be classified as intangible assets in accordance with GAAP, and (vi) all assets located and notes and receivables due from obligors domiciled outside of the United States of America, minus (B) all of the Borrowers' and Guarantors' Total Indebtedness, all as determined in accordance with GAAP.

          1.57 "Total Indebtedness" means all current and long term liabilities and other obligations (including the Indebtedness and all Capitalized Lease Obligations) of the Borrowers and Guarantors, as determined in accordance with GAAP.

          1.58  "Uniform Commercial Code" means the Uniform
Commercial Code in effect in the Commonwealth of Kentucky from time to time as currently codified in Chapter 355 of the Kentucky
Revised Statutes.

     2. Jet Loan. The Jet Loan is hereby explicitly excluded from the term Indebtedness. The Jet Loan Documents, to the extent not varied by this Loan Agreement and the Loan Documents, shall remain in full force and effect as to the Jet Loan. The Jet Note shall continue to be paid by ARI in accordance with its terms and the terms of the Assumption Agreement.

     3. Revolving Credit. PNC hereby establishes a revolving credit in favor of the Borrowers as follows:

          3.1 Amount. The total amount of the Revolving Credit established in favor of the Borrowers is $15,000,000.00; provided, however, that the aggregate unpaid principal balance of all Advances at any time outstanding to Borrowers may not exceed the Borrowing Base for Borrowers calculated as of such time, and at no time shall the aggregate of all Advances outstanding to Borrowers exceed $15,000,000.00.

          3.2 Term of Revolving Credit. The Revolving Credit established pursuant to this Loan Agreement shall become effective immediately as of the date of this Loan Agreement and the Borrowers may obtain Advances, subject to the terms and conditions contained herein. The Revolving Credit shall continue in effect until the Expiration Date, and thereafter for successive periods of 364 days each, if renewed by PNC in its sole discretion, subject to the following terms and conditions for each such renewal: (i) Borrowers' Agent shall submit a written request to PNC no later than 90 days prior (nor more than 120 days prior) to any Expiration Date asking for a renewal of the Revolving Credit for an additional period of 364 days; (ii) PNC shall respond no later than 30 days prior to the then applicable Expiration Date stating whether or not PNC shall extend the Revolving Credit for an additional period;
(iii) Failure of PNC to respond no later than 30 days prior to the applicable Expiration Date shall be deemed a decision by PNC not to renew the Revolving Credit, and the then applicable Expiration Date will remain in force. The Borrowers acknowledge that PNC is under no obligation to renew the Revolving Credit and that all such renewals or denials thereof shall be in the sole discretion of PNC. After any Expiration Date beyond which the Revolving Credit is not renewed, the Borrowers may not obtain any further Advances. Upon the occurrence of any Event of Default at any time during the term of the Revolving Credit PNC may, at its sole option, terminate the Revolving Credit, after which the Borrowers may not obtain any further Advances. Upon termination of the Revolving Credit by reason of the occurrence of any Event of Default or the occurrence of any Expiration Date which is not extended, the unpaid principal balance of all the Advances, plus all accrued interest shall be due and payable in full by the Borrowers immediately. PNC may, in its sole discretion, suspend making Advances while any Possible Default exists or if any Federal tax lien is filed against any Borrower or either Guarantor and not released; and during such suspension, Borrowers shall not be entitled to obtain any Advance. The termination or suspension of the Revolving Credit by PNC shall not in any way release or relieve the Borrowers or Guarantors from their liabilities and obligations incurred under the Loan Documents, and the provisions of the Loan Documents shall continue in full force and effect until all Indebtedness shall have been paid in full.

          3.3 Advances, Borrowing Rate and Interest Payments. Subject to the terms and conditions of this Loan Agreement, PNC shall grant Borrowers such Advances on the Revolving Credit as Borrowers may from time to time request, subject to and in accordance with the provisions of this Loan Agreement; provided, however, that in no event shall the aggregate unpaid principal balance of the Advances outstanding at any time to Borrowers exceed the Borrowing Base of Borrowers calculated as of such time. Further, the aggregate of all Advances to Borrowers shall at no time exceed $15,000,000.00. Requests for Advances shall be processed by PNC chronologically, and at such time as the overall limit of $15,000,000.00 is reached on the Revolving Credit, Borrowers shall not be entitled to any further Advances, even if Borrowers still have borrowing capacity under the Borrowing Base. The Revolving Credit is a revolving credit facility against which the Borrowers may make principal payments from time to time and borrow and reborrow proceeds from time to time, subject to the limitations established pursuant to the terms hereof. The Revolving Credit and the Advances shall be evidenced by a Revolving Note of even date in favor of PNC in face principal amount of $15,000,000.00. The interest rate applicable to the outstanding principal balance of the Advances and all past due and unpaid interest shall be the Borrowing Rate in effect from time to time. The Borrowers shall pay all accrued interest on the outstanding Advances monthly, on the last day of each calendar month until the Revolving Credit is fully paid and terminated. All payments on the Revolving Note, and all other payments due from the Borrowers to PNC hereunder, shall be made in immediately available funds at the principal office of PNC prior to 11:00 a.m. Louisville, Kentucky, time, on each date specified in the Revolving Note, this Loan Agreement or any Security Instrument.

          3.4  Borrowing Base.

               (a) The "Borrowing Base" for Borrowers shall mean at any time: (i) ninety percent (90%) of the Net Dollar Amount Of Eligible Accounts Receivable of Borrowers then existing, plus (ii) fifty percent (50%) of the Inventory Value of all Eligible Inventory of Borrowers then existing (the "Inventory Component"), plus (iii) eighty percent (80%) of the Equipment Liquidation Value of all Eligible Equipment of Borrowers then existing (the "Equipment Component"). Notwithstanding the foregoing, the Inventory Component of the Borrowing Base of the Borrowers may not at any time exceed $2,500,000.00,and the Equipment Component of the Borrowing Base of the Borrowers may not at any time exceed $5,000,000.00.

               (b)  PNC has been granted by the Borrowers a
security interest in all of the Accounts even though some of which may be not eligible to be included in the Borrowing Base and in all inventory of the Borrowers whether or not included in Eligible Inventory. If the aggregate principal balance of all Advances outstanding at any time to Borrowers exceeds the Borrowing Base of Borrowers, the Borrowers shall immediately, (within two (2) Business Days) reduce the outstanding principal balance of Advances made to Borrowers to a principal level that does not exceed the Borrowing Base of Borrowers. Borrowers shall deliver to PNC a current Borrowing Base Certificate, reflecting, among other things, the Net Dollar Amount of Eligible Accounts Receivable and Inventory Component and Equipment Component for Borrowers, certified to be true, correct and accurate by a Designated Officer of any Borrower or the Borrowers' Agent (i) at the time Borrowers request an Advance if requested by PNC, and (ii) in any event, as of the last day of each calendar month (a "Reporting Date") within twenty (20) Business Days after each Reporting Date, so long as this Loan Agreement remains in effect or there is any Indebtedness outstanding, together with copies of all invoices included therein not previously sent to PNC with a prior Borrowing Base Certificate, and, if requested by PNC, verification of all weights shipped by Borrowers in the form of draft surveys, weigh bills or weigh tickets, as applicable. PNC may, by written notice to the Borrowers' Agent, require the Borrowing Base Certificate prior to twenty (20) Business Days after the Reporting Date, but on no less than five (5) Business Days' notice. PNC may, upon written notice to the Borrowers' Agent, require a Borrowing Base Certificate be submitted for Borrowers by Wednesday of each week, calculated as of Friday of the preceding week (which day each week would then become the "Reporting Date") if any Possible Default then exists or if any Event of Default shall have occurred. If and when requested by PNC, the Borrowers shall also supply to PNC a detailed aged trial balance of all Eligible Accounts Receivable and a reconciliation (on a form approved by PNC) of such aging with the most recent Borrowing Base Certificates, and such other information concerning the Eligible Accounts Receivable and Eligible Inventory as PNC may reasonably request from time to time. Each detailed aged trial balance shall be in a form approved by PNC showing the aging by invoice date and by shipment date. If any statement or figure contained in any Borrowing Base Certificate shall prove to be untrue or incorrect in any material respect, PNC in its sole discretion (i) may, if such error was knowingly made by any Borrower, treat such event as an Event of Default under this Loan Agreement or (ii) may recalculate the Borrowing Base after deletion, discount for, or adjustment of such matters as are untrue or incorrect, in which event (and to the extent the outstanding aggregate balance of the Advances to the Borrowers exceeds the Borrowing Base) Borrowers shall immediately, within one (1) Business Day, reduce the outstanding principal balance of the Advances made to Borrowers to an amount that does not exceed the recalculated Borrowing Base. If any Eligible Account Receivable shall cease to be an Eligible Account Receivable or if any Eligible Inventory ceases to be Eligible Inventory, as defined herein, (a "Disqualified Asset"), such Disqualified Asset shall automatically be excluded from the appropriate Borrowing Base, and Borrowers shall immediately, within one (1) Business Day, repay PNC such amount of the Advances as is based upon the Disqualified Asset if the applicable Borrowing Base, as recalculated, is insufficient otherwise to support the outstanding amount of Advances based upon that Borrowing Base. Notwithstanding the foregoing, PNC shall retain its security interest in any such Disqualified Asset.

               (c) Borrowers shall: (i) within five (5) Business Days of learning of same, notify PNC in writing of any material delay in any Borrower's performance of any obligations to any account debtor or the assertion by any account debtor of any claim, offset, counterclaim or defense with respect to any Account(s);
(ii) not agree to any compromise or settlement (but not to include any penalty, demurrage or other claim in the ordinary course of business) with respect to any account debtor involving an amount in excess of the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in any fiscal year of ARI relative to such account debtor; provided, however, any compromised or settlement amount shall be excluded from the calculation of the applicable Borrowing Base; (iii) inform PNC in writing immediately upon any Borrower learning of same, which Accounts have ceased to qualify as Eligible Accounts Receivable and how much previously Eligible Inventory has ceased to be Eligible Inventory; and (iv) promptly upon learning of same, notify PNC of all material, adverse information relating to the ability of any significant account debtor to make payment or accept further shipments from Borrowers under existing orders or contracts.

          3.5 Purposes of Advances. PNC has not committed to fund all of the Borrowers' current or future working capital needs. The credit commitments of PNC set out in this Loan Agreement constitute the sole obligation of PNC to the ongoing financing of the Borrowers' businesses. The Borrowers hereby represent to PNC that as of the date hereof, and after giving effect to the terms hereof, the Borrowers have sufficient cash flow and sources of working capital to meet all of its projected working capital and cash flow needs. The Borrowers and all of the Guarantors have agreed to be liable for repayment of the Revolving Credit, including interest, fees and expenses although the specific right to borrow under the Revolving Credit is solely vested in the Borrowers. The Guarantors hereby agree to be unconditional guarantors of payment of the Revolving Note. The benefits of the Revolving Credit are derived by the Borrowers and all of the Guarantors by, among other things, the policy of intercompany loans among the Borrowers and Guarantors to provide for working capital needs of the Borrowers and Guarantors, which policy existed among the Borrowers and Guarantors prior to the execution of this Loan Agreement.

          3.6 Procedures and Conditions. The obtaining by the Borrowers of each Advance pursuant hereto shall be subject to the following terms and conditions:

               (a)  Borrowers shall be limited to no more than two
(2) Advances per week, and each Advance shall be for no less than $1,000,000.00.

               (b) Whenever Borrowers desire to obtain an Advance pursuant to this Loan Agreement, Borrowers shall, at a time and manner acceptable to PNC in the reasonable exercise of its discretion, request disbursement of an Advance (which request shall be irrevocable), specifying the amount of the Advance requested and the date on which Borrowers wish the funds to be made available, which date shall be no sooner than two (2) Business Days after receipt by PNC of such request (at least three (3) Business Days for an advance under the LIBOR rate option). Borrowers hereby agree to deliver to PNC, prior to each Advance, written confirmation of such request, in form and substance acceptable to PNC in the reasonable exercise of its discretion, specifying the amount of the Advance requested, the date on which the Borrowers wish the funds to be made available, together with a (i) Borrowing Base Certificate, if requested by PNC, as of the date of the request for disbursement of the Advance, (ii) copies of invoices, the amounts of which are included in the Borrowing Base Certificate, and (iii) if requested by PNC, verification of weights shipped by Borrowers and reflected on the invoices, consisting of draft surveys, weigh bills and weigh tickets, as applicable. The Borrowers shall further specify in the request for an Advance the Interest Rate Option selected for the Advance, and the Rate Period for any LIBOR Rate Advance.

               (c) Borrowers shall not be entitled to obtain any Advance if any Possible Default or Event of Default shall then exist or immediately thereafter would exist or after any Expiration Date which is not extended. If any Possible Default shall be pending, PNC may require in connection with each Advance that the Eligible Accounts Receivable included in the Borrowing Base not previously confirmed by PNC, be confirmed to the reasonable satisfaction of PNC prior to such Advance, by PNC contacting the relevant account debtors.

               (d) All Advances shall be made in strict compliance with the terms and provisions of this Loan Agreement, unless PNC elects in its sole discretion to waive any of same in writing.
Each request by Borrowers for an Advance shall, in and of itself, constitute a continuing representation and warranty by Borrowers and Guarantors to PNC: (i) that the Borrowers then are, and at the time the Advance is actually made will be, entitled under this Loan Agreement to obtain the Advance and that all documents delivered to PNC in connection with such Advance are true and correct, and (ii) that no Possible Default or Event of Default then exists.

               (e) Borrowers shall not be entitled to obtain an Advance if any material litigation, including, without limitation, derivative actions, arbitration proceedings, or governmental proceedings, that is not disclosed in writing by the Borrowers or Guarantors to PNC prior to the date of the execution and delivery of this Loan Agreement, shall be pending against any Borrower, either Guarantor, or any Subsidiary, which may reasonably be expected to materially and adversely affect the ongoing ability of the Borrowers to meet their obligations under the Loan Documents. Further, Borrowers shall not be entitled to obtain an Advance if any material development shall have occurred in any previously disclosed litigation, including, without limitation, derivative actions, arbitration proceedings or governmental proceedings, which may reasonably be expected to materially and adversely affect the ongoing ability of the Borrowers or Guarantors to meet their obligations under the Loan Documents.

               (f) The Borrowers agree to have all of its current and future Accounts payable by the respective account debtors at PNC and to execute a lockbox agreement, which shall be in PNC's customary form relating to the collection of the accounts receivable at PNC.

          3.7 Interest Rate Options. The unpaid principal amount of each outstanding Advance under the Revolving Credit shall bear interest for each day until paid on one of the bases selected by the Borrowers' Agent from among the Interest Rate Options set forth below (the "Interest Rate Options"). Borrowers understand and agree that subject to the provisions hereof, Borrowers' Agent may select different Interest Rate Options to apply to different Advances.

                 Available Interest Rate Options

          Prime Rate Option: A floating rate per annum (computed on the basis of a year of 360 days, in accordance with the Bank's customary practice) for each day equal to the Prime Rate for such day.

          LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate for the day such LIBOR Rate Advance is made plus two hundred fifty (250) basis points. Such rate shall be fixed for the Rate Period selected for such Advance.

               (a) Rate Periods. At any time when Borrowers select an Advance at the LIBOR Rate Option, Borrowers shall fix a period (the "Rate Period") which shall be one, two, three, six or twelve months, which shall be acceptable to PNC in PNC's sole discretion, during which time the LIBOR Rate Option shall apply to the corresponding Advance. In no event, however, shall Borrowers select a Rate Period that extends beyond the Expiration Date, unless PNC consents, in the exercise of its sole discretion.

               (b) Interest After Default. After the occurrence of an Event of Default, the entire Revolving Credit shall bear interest for each day until paid (before and after judgment) at a floating rate per annum (based on a year of 360 days, in accordance with the Bank's customary practice) which shall be Prime Rate plus five percent (5%) (the "Default Rate").

               (c) Prime Rate Fallback. If any Rate Period expires and any Advance corresponding to such Rate Period has not been renewed by Borrowers at the LIBOR Rate Option by sending PNC an irrevocable written notice of its election to continue such Advance at the LIBOR Rate Option for a new selected and approved Rate Period, such Advance shall automatically be converted to the Prime Rate Option as of the end of such Rate Period.

               (d) Time of Prepayments. Borrowers shall have the right, at its option, from time to time to prepay the Prime Rate Portion of the Revolving Credit in whole or in part, but each prepayment (unless the Revolving Note is being fully paid) shall be in the minimum principal amount of One Hundred Thousand and No/100 Dollars ($100,000.00) or any multiple thereof, unless PNC otherwise agrees in the exercise of its sole discretion. Borrowers shall not have the right to prepay any part of the LIBOR Rate Portion of the Revolving Credit at any time without the prior written consent of PNC.

               (e) Interest Payment for each Advance. Beginning on January 14, 1994, and on the last day of each calendar month thereafter after an Advance until paid in full, Maker shall pay all interest accrued on the Prime Rate Portion, as the same may exist from time to time. Interest on each Advance under the LIBOR Rate Option shall be due and payable in full (i) on the last day of the corresponding Rate Period for each Advance, and (ii) on the first Business Day of each January, April, July, and October (commencing no less than 90 days after the date of the Advance) until paid in full. Notwithstanding the foregoing, any Rate Period for any Advance under the LIBOR Rate Option which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Rate Period for such Advance shall end on the next preceding Business Day. Any Rate Period for any Advance under the LIBOR Rate Option which begins on the last Business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Rate Period) shall, subject to the foregoing, end on the last Business Day of a calendar month. All installments of principal and/or interest shall be paid to PNC at 500 West Jefferson Street, Louisville, Kentucky 40202 or at such other place as may be designated in writing by Bank. Such payment shall be made to the Bank in U.S. dollars, immediately available funds, without set-off, counterclaim or other deduction of any nature.

               (f) Indemnity. Borrowers shall indemnify PNC against any loss or expense (including loss of margin) which PNC has sustained or incurred as a consequence of:

                    (i) prepayment of any part of any Advance in the LIBOR Rate Portion on a day other than the last day of the corresponding Rate Period (whether or not any such payment is made before or after an Event of Default, or pursuant to demand or acceleration by PNC of the Note (following occurrence of an Event of Default), and whether or not any such payment or prepayment is consented to by the Bank, unless the Bank shall have expressly waved such indemnity in writing; or

                   (ii) Attempt by any Borrower to revoke in whole or in part any irrevocable notice given to PNC and relating to the selection of an Interest Rate Option.

If PNC sustains any such loss or expense, PNC shall from time to time notify Borrowers of the amount determined in good faith by PNC to be necessary to indemnify PNC for such loss or expense.
Together with such notice, PNC shall furnish to Borrowers a certificate as to the amount due setting forth in reasonable detail the reason for and the method of calculating such loss or expense, such certificate to be conclusive absent manifest error. Such amount shall be due and payable by the Borrowers, on demand.

               (g)  LIBOR Rate Unascertainable; Impracticability.
If on any date on which a LIBOR Rate would otherwise be set, the Bank shall have determined in good faith that due to circumstances not within the control of the Bank:

                    (i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate,

                   (ii) an event has occurred which materially and adversely affects the interbank eurodollar market, or

                  (iii) no major money center banks in the London Interbank Market are quoting rates for the offering of deposits in dollars for a period comparable to the Rate Period and in amounts comparable to the principal amount of such Advance; or

                 (iv) the rate quoted by PNC for purposes of computing the rate of interest on the Advance for the Rate Period does not adequately and fairly reflect the cost to PNC of making, funding or maintaining such Advance for the Rate Period.

then, and in any such event, PNC shall notify the Borrowers of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of PNC to allow Borrowers to select the LIBOR Rate Option for any Advance of the Revolving Credit shall be suspended until PNC shall have notified the Borrowers of its determination in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist.

               (h) Definitions Applicable to Interest Rates. As used in this Section 3.7:


               "LIBOR Rate Portion" shall mean the part of the unpaid amount of the Revolving Credit bearing interest at such time under the LIBOR Rate Option.

               "LIBOR Rate" for any day for any proposed Advance shall mean the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered in the London interbank market at approximately 11:00 a.m. (London Time) two (2) Business Days before the first day of the selected Rate Period in an amount approximately equal to the principal amount of the requested Advance to which such Rate Period is to apply and for a period of time comparable to such Rate Period. The LIBOR Rate shall be adjusted to reflect the effect of any reserves that PNC may be required to maintain against "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System (or any subsequent applicable regulation of the Board of Governors of the Federal Reserve System) (the "Eurocurrency Reserve Requirement"), and (ii) the FDIC Assessment Rate (being the net annual assessment rate expressed as a percentage) estimated by PNC for determining the then-current annual assessment, if any, payable by PNC to the Federal Deposit Insurance Corporation for insuring deposits having a maturity equal to the LIBOR. The final LIBOR Rate shall be calculated as follows: LIBOR Rate divided by 1 minus (Eurocurrency Reserve Requirement plus FDIC Assessment Rate).

               "Prime Rate Portion" shall mean at any time the part, including the whole, of the unpaid principal amount of the Revolving Credit bearing interest at such time under the Prime Rate Option.

          3.8  Disbursement of Advances.  All disbursements of
Advance proceeds pursuant hereto shall be made by PNC to the Borrowers by deposit of the proceeds to the Borrowers' Disbursement Account maintained with PNC.

          3.9  Fees.

               (a) Origination Fee. The Borrowers shall pay to PNC an origination fee in the amount of $43,750.00 upon the execution of this Loan Agreement (the "Initial Origination Fee"). The Initial Origination Fee is based on a one-half of one percent ("%) commitment fee for the Revolving Credit, prorated to reflect certain fees already paid as part of a certain prior financing between PNC, Guarantors, certain of Borrowers and others. In the event the Borrowers and PNC elect to renew the Revolving Credit, pursuant to the terms and conditions set forth in this Loan Agreement, Borrowers shall pay to PNC a renewal fee in the amount of $75,000.00 (the "Renewal Fee") for each and every renewal of the Revolving Credit, which Renewal Fee shall be due and payable in full prior to any such extension of the Revolving Credit. The Initial Origination Fee and Renewal Fee are nonrefundable and shall not be applied to any other Indebtedness of the Borrowers to PNC.

               (b)  Commitment Fee.  The Borrowers shall pay to
PNC, on a quarterly basis, a Commitment Fee (the "Commitment Fee") which shall be the amount by which the "Unused Portion Fee" exceeds the "Free Available Balance Credit" for the same Calculation
Period, as more fully described in this Section.

               The Unused Portion Fee shall be equal to one-half percent ("%) per annum of the average daily difference between the aggregate principal amount of all Advances outstanding during the Calculation Period and $15,000,000.00. The "Calculation Period" shall be the period commencing with the execution date hereof and ending March 31, 1994, and continuing for each calendar quarter or portion thereof while the Revolving Credit is in effect.

               "Free Available Balance" shall mean the balances in the Borrowers' and Guarantors' combined non-interest bearing accounts maintained with PNC in excess of the sum of (a) amounts required to compensate PNC for services rendered as determined in accordance with PNC's standard system of analysis for similar accounts, as amended, supplemented or replaced by time to time by PNC in its sole discretion, (b) uncollected amounts in such accounts, and (c) the amount of the reserve requirement in connection with each such account. The "Free Available Balance Credit" shall be determined by multiplying the average daily Free Available Balance times the average daily "Earnings Credit" by the Calculation Period. "Earnings Credit" shall mean the yield (expressed as a percentage) on the Free Available Balance, as determined by PNC in its sole discretion, which shall be the same method used for similar credits, as applied in a uniform nature.
It is understood that nothing in this Loan Agreement shall obligate the Borrowers and/or Guarantors to maintain any Free Available Balance.

          The Commitment Fee shall be determined by PNC and billed to Borrowers and shall be paid by Borrowers to PNC within fifteen
(15) days of the billing date. If not paid within fifteen (15) days of the billing date, the unpaid portion of any Commitment Fee shall, without waiving any Possible Default or Event of Default resulting from such nonpayment, bear interest at the Default Rate until paid. The Commitment Fee is nonrefundable, is in addition to all other fees and interest required to be paid by Borrowers, and shall not be applied to any other Indebtedness of the Borrowers to PNC.

     4.  Letters of Credit.

          4.1 Issuance, Renewal, and Use of Letters of Credit. Subject to the terms and conditions of this Loan Agreement, PNC agrees to issue at the request of and on behalf of Borrowers, or any of them, from time to time, Letters of Credit, subject to the terms and conditions of this Loan Agreement and of the particular Letter of Credit agreements. The Borrowers acknowledge that PNC's obligation to issue Letters of Credit is not an independent obligation of PNC, but is a sub-facility of the Revolving Credit and is subject to certain dollar limitations more fully described in Section 4.2 herein. The Letters of Credit shall be issued by PNC and shall be PNC Letters of Credit. At no time may the aggregate face principal amount of all Letters of Credit issued and outstanding exceed $3,000,000.00.

          4.2 Terms of Letters of Credit. The ability of Borrowers to request the issuance and/or renewal of Letters of Credit established pursuant to this Loan Agreement shall become effective immediately as of the date of this Loan Agreement, and as of the date hereof Borrowers may request PNC to issue Letters of Credit, subject to the terms and conditions contained herein. The Letter of Credit facility shall continue in effect until January 14, 1995, and may be continued for successive one (1) year periods, as determined by PNC in the exercise of its sole discretion, all ending on January 14 (any such January 14 being a "Letter of Credit Expiration Date"). No Letter of Credit shall have a maturity date later than the Letter of Credit Expiration Date, unless agreed to by PNC in the exercise of its sole discretion.

          Upon the written request of the Borrowers, the Letter of Credit facility may be renewed by PNC (but PNC is under no obligation to renew the Letter of Credit facility), subject to the following terms and conditions: (i) Borrowers shall submit a written request to PNC no later than ninety (90) days prior (nor more than one hundred twenty (120) days prior) to any Letter of Credit Expiration Date asking for an extension of the Letter of Credit facility for an additional year; (ii) PNC shall respond no later than thirty (30) days prior to the Letter of Credit Expiration Date stating whether or not PNC shall extend the Letter of Credit facility for an additional successive one-year period;
(iii) failure of PNC to respond no later than thirty (30) days prior to the Letter of Credit Expiration Date shall be deemed a decision by PNC not to renew the Letter of Credit facility. The Borrowers acknowledge that PNC is under no obligation to extend the Letter of Credit facility and that all such extensions or denials thereof shall be in the sole unfettered discretion of PNC.

     The occurrence of any Event of Default at any time during the term of the Letter of Credit facility shall be deemed a termination of the Letter of Credit facility. Upon termination of the Letter of Credit facility, Borrowers shall not be entitled to have any Letters of Credit issued and/or renewed. The termination of the Letter of Credit facility by PNC shall not in any way release or relieve Borrowers or Guarantors from their liabilities and obligations incurred under the Loan Documents, and the provisions of the Loan Documents shall continue in full force and effect until all Indebtedness owed by Borrowers to PNC shall have been paid in full.

     The Borrowers acknowledge that PNC's obligation to issue Letters of Credit is a sub-facility of the Revolving Credit. The Borrowers further acknowledge that all Letters of Credit are deemed to be Advances under the Revolving Credit, and that the Borrowing Base is reduced dollar for dollar for all Letters of Credit issued and outstanding (including unpaid Reimbursement Obligations). At all times, PNC's obligation to issue Letters of Credit shall be limited by the amount of Borrowers' borrowing capacity under the Revolving Credit. At no time shall the aggregate amount of all Letters of Credit, plus the sum of all other unpaid Advances under the Revolving Credit, exceed the lesser of (i) $15,000,000.00 or
(ii) the maximum dollar amount available under the Borrowing Base.

          4.3  Procedures and Conditions.

               (a) Whenever Borrowers desire that PNC issue and/or renew a Letter of Credit on its behalf pursuant to this Loan Agreement, Borrowers or Borrowers' Agent shall deliver to PNC, not fewer than three (3) Business Days prior to the date upon which Borrowers desire the Letter of Credit to be issued and/or renewed, a written Letter of Credit application, in form and substance satisfactory to PNC in its sole discretion, executed by a duly authorized officer of Borrowers or by Borrowers' Agent, and specifying the amount of the Letter of Credit requested, the party in whose favor the Letter of Credit shall be issued and/or renewed, the date on which Borrowers desire the Letter of Credit to be issued and/or renewed, the desired expiration date of the Letter of Credit, and the purpose(s) for which the Letter of Credit is requested.

               (b)  The Borrowers shall submit a Borrowing Base
Certificate, with the requested issued and/or renewed Letter of Credit shown as an Advance thereunder.

               (c) Borrowers shall not be entitled to have PNC issue and/or renew any Letter of Credit if any Possible Default or Event of Default shall then exist or immediately thereafter would exist.

               (d) All Letters of Credit shall be issued and/or renewed in strict compliance with the terms and provisions of this Loan Agreement and the particular Letter of Credit Agreements, unless PNC elects in its sole discretion to waive any of the same in writing. Each request by Borrowers that PNC issue and/or renew a Letter of Credit pursuant hereto shall, in and of itself, constitute a continuing representation and warranty by Borrowers to PNC that: (i) Borrowers then are, and at the time the Letter of Credit is actually issued and/or renewed will be, entitled under this Loan Agreement to have the Letter of Credit issued and/or renewed, and (ii) all of the covenants, agreements, representations and warranties made by Borrowers and Guarantors herein, in the other Loan Documents, in the Letter of Credit agreements and in any writing delivered pursuant hereto or thereto are true and correct, and have been fully complied with in all material respects as of such date.

               (e) PNC's issuance of any Letter of Credit pursuant to this Loan Agreement shall be subject to there being no material litigation, including without limitation, derivative actions, arbitration proceedings, or governmental proceeding, and not disclosed in writing by the Borrowers to PNC prior to the date of execution and delivery of the Loan Agreement shall be known to be pending or known to be threatened against Borrowers, any Subsidiary, or any Guarantor. No material undisclosed development shall have occurred in any previously disclosed litigation, including, without limitation, derivative actions, arbitration proceedings, or governmental proceedings, that, in the opinion of PNC, is likely to materially and adversely affect the financial position or business or Borrowers, any Subsidiary or any Guarantor or impair the ability of any of them to perform their obligations under the Loan Documents.

          4.4 Letter of Credit Fee. Borrowers agree to pay to PNC a Letter of Credit Fee (in each instances, a "Letter of Credit Fee") with respect to the maximum amount available to be drawn under each outstanding Letter of Credit issued by PNC, computed at the rate of one and one-half percent (1"%) per annum of the maximum amount available to be drawn under such Letter of Credit, from and including the date of issuance of the Letter of Credit until (and including all renewals) the date such Letter of Credit shall terminate in accordance with its terms (the "Credit Termination Date"). PNC shall, in addition to the Letter of Credit Fee, charge Borrowers its standard and customary issuance fee for the issuance or renewal for each Letter of Credit issued or renewed (the "Issuance Fee"), which Issuance Fee shall be due and payable in full prior to issuance or renewal of any Letter of Credit. The Letter of Credit Fee shall be payable annually in advance, commencing on the date of the issuance of the Letter of Credit and on the same day of each year thereafter until the Credit Termination Date as to such Letter of Credit. For all Letters of Credit having a term of less than one (1) year, the Letter of Credit Fee shall be paid in advance commencing on the issuance date of said Letter of Credit. Each Letter of Credit Fee for each Letter of Credit having a term of less than one (1) year shall be prorated for the term of such Letter of Credit. Borrowers shall not be entitled to any refund of a Letter of Credit Fee or Issuance Fee if any Borrower terminates the applicable Letter of Credit Agreement, if the particular Letter of Credit is drawn upon, if the particular Letter of Credit is reduced, if the particular Letter of Credit is returned to PNC at or prior to the end of the stated term thereof, or for any other reason whatsoever.

          4.5 Reimbursement of Drafts. Borrowers hereby expressly agree to pay PNC within three (3) Business Days of any draw under any of the Letters of Credit the amount necessary to fully reimburse PNC in full for all drafts duly drawn under any of the Letters of Credit, which amounts shall bear interest at the "Default Rate" as that term is defined in the Revolving Note, beginning three (3) Business Days after the date of the draw until such amounts are paid in full.

          4.6  Reimbursement Obligation Absolute.  The
Reimbursement Obligation of Borrowers shall be absolute, unconditional and irrevocable, under all circumstances whatsoever, including, without limitation, the following circumstances:

               (a) Any lack of validity or enforceability of the Letters of Credit or the Loan Documents;

               (b) Any amendment or waiver of, or any consent to a departure from, all or any of the terms of any or all of the Loan Documents, other than an amendment to any of the Letters of Credit, which amendment shall require the written consent of the Borrowers;

               (c) Any statement, instrument or other document presented under the Letters of Credit being forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

               (d) The payment by PNC under the Letters of Credit against presentation of a draft which does not comply with the terms of the Letters of Credit in any material respect, except to the extent resulting from the willful misconduct or gross negligence of PNC in determining whether such draft complies with the terms of any Letter of Credit.

          4.7 Security for Letters of Credit. All Letters of Credit issued by PNC on behalf of Borrowers, of any of them, pursuant to this Loan Agreement shall be secured inter se with equal dignity by all of the Security Instruments and other Loan Documents, and all of the same, together with the Revolving Note and all other Indebtedness, shall also be secured with equal dignity by all of the Loan Documents.

          4.8  Collateralization of Letters of Credit.
Notwithstanding any other term or provision contained herein that may be interpreted to the contrary, PNC hereby reserves the right to require cash collateral and/or periodic payments into an interest-bearing escrow account maintained for the benefit of PNC prior to the issuance of any Letter of Credit. The amount of the cash collateral and/or the terms of such escrow agreement (if required by PNC) shall be on terms mutually agreeable to PNC, Borrowers and Guarantors, and in the event no mutual agreement as to such amount and/or such terms is reached, then PNC shall have no obligation to issue any such Letter of Credit.

     5. Increased Costs. In addition to accruing interest and other fees and expenses payable pursuant to the terms hereof, the Borrowers and Guarantors shall also be liable for reimbursing PNC for certain increased costs. If, after the date of this Loan Agreement, any change in applicable law or regulation or in the interpretation or administration thereof by any governmental or regulatory authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to PNC of the principal of or interest on the Indebtedness (other than taxes imposed on the overall net income of PNC by the jurisdiction, or by the political subdivision or taxing authority in such jurisdiction, in which PNC's principal office is located) or shall impose, modify or deem applicable any reserve (including, without limitation, Regulations D or K of the Federal Reserve Board), capital adequacy or similar requirement against assets (funded or contingent) of, deposits with or for the account of PNC, acquisitions of funds by PNC or which change is otherwise applicable to the obligations of PNC under or credit extended by PNC under this Loan Agreement, or shall impose on PNC any other condition affecting the Revolving Note, the Discretionary Line of Credit, this Loan Agreement or the Loan and the result of any of foregoing is to increase the cost to, or impose any expense (including the loss of margin) upon the making, maintaining or funding of the Loan or Discretionary Line of Credit by PNC or to reduce the amount of any sum receivable by PNC hereunder by an amount deemed by PNC to be material, then PNC shall promptly thereafter notify the Borrowers of such change and the Borrowers shall, upon demand, pay to PNC such amount or amounts as will compensate PNC for such additional cost or reduction. A certificate of PNC setting forth the basis for the determination of such amount necessary to compensate PNC as aforesaid shall be delivered to the Borrowers' Agent and shall be conclusive, except for manifest error, as to such determination and such amount or amounts. Such amount shall be due and payable by the Borrowers and/or the Guarantors to PNC ten (10) Business Days after such notice is given and shall accrue interest at the Default Rate, if not paid within that time.

     6. Discretionary Line of Credit. Subject to the terms and conditions contained herein, PNC hereby establishes a discretionary line of credit (the "Discretionary Line of Credit") in favor of the Borrowers as follows:

          6.1 General Structure; Terms. The discretionary credit facility shall consist of either a single loan or a series of loans made by PNC to the Borrowers or the issuance of Letters of Credit
by PNC for the account of the Borrowers.   Each of the Borrowers
hereunder shall be the Borrowers under each of the loans, and each of the Guarantors hereunder shall be a Guarantor under each of the loans. The purpose of the Discretionary Line of Credit is to provide the Borrowers, as a corporate group, a source of flexibility in financing capital expenditures and acquisitions and in obtaining Letters of Credit needed in the ordinary course of business.

          6.2 Amount, Borrowing Rate, and Repayment. The maximum amount of the Discretionary Line of Credit shall be Ten Million and No/100 Dollars ($10,000,000.00), which is the maximum principal amount that may be outstanding under the Discretionary Line of Credit at any one time. The interest rate and loan fees shall be determined at the time a particular borrowing under the Discretionary Line of Credit is requested. The Discretionary Line of Credit shall not be subject to any current loan fees. Portions on the Discretionary Line of Credit used for Letters of Credit shall be subject to one and one-half percent (1"%) per annum Letter of Credit Fee, plus PNC's standard and customary Issuance Fee for each Letter of Credit. Loan fees relative to other loans made under the Discretionary Line of Credit shall be set relative to each loan.

          6.3 Conditions to Advances under the Discretionary Line of Credit. Any loan made under the Discretionary Line of Credit will be subject to (i) PNC's usual and customary approval process,
(ii) appropriate due diligence as to each request for a loan or Letter of Credit, (iii) such documentation and collateralization as PNC deems appropriate in the exercise of its sole discretion. PNC may reject any request for a loan or Letter of Credit under the Discretionary Line of Credit in the exercise of its sole discretion. All loans and Letters of Credit made under the Discretionary Line of Credit shall be cross defaulted and cross collateralized with each other, as well as the Revolving Note and this Loan Agreement.

     7. Security for the Indebtedness. The Indebtedness, including the Revolving Note, the Discretionary Line of Credit, and Reimbursement Obligations under each Letter of Credit, is and shall be secured by and entitled to the benefits of all the following:

          7.1 Security Interests. A continuing first priority security interest in all current and future accounts as defined in the Uniform Commercial Code (including all intercompany accounts and indebtedness), inventory, equipment, general intangibles, and business records of the Borrowers and Guarantors all pursuant to that certain Security Agreement of even date herewith (the "Security Agreement") and accompanying Financing Statements, executed and delivered by the Borrowers and Guarantors to PNC in connection with the execution of this Loan Agreement.

          7.2 Aircraft Security Interest. A continuing first priority security interest and lien in and to a certain helicopter, engines, avionics, and related items as more fully described in that certain Security Agreement (Aircraft) of even date, by and between PNC and ARI, and accompanying financing statements and Federal Aviation Administration filing executed and delivered by ARI to PNC in connection with the execution of this Loan Agreement.

          7.3  Right of Offset.  The right of offset described in
Section 12.3 hereof.

          7.4 Stock Pledges. The pledge by AHI to PNC of all of the issued and outstanding capital stock of Addington, Addwest, and Mining pursuant to a certain Stock Pledge Agreement of even date herewith (the "Stock Pledge Agreement").

          7.5 Other Security; Release. Other security and instruments, if any, granted by any Borrower or either Guarantor to PNC, whether of even date herewith or hereafter or heretofore granted, to secure the Revolving Note, the Discretionary Line of Credit and/or the other Indebtedness. Except as otherwise provided herein, PNC shall be under no obligation to release any pledge, lien, encumbrance or security interest granted hereby unless and until the outstanding Indebtedness is paid in full and the Loan is terminated. Upon payment in full of the outstanding Indebtedness and the termination of the Loan, PNC hereby agrees to execute and deliver to the Borrowers and Guarantors all documents necessary to release all pledges, liens, encumbrances and security interests created hereby and shall execute all documents then or thereafter necessary to effect such releases and terminations.

     8. Conditions Precedent. If, upon the execution and effectiveness of this Loan Agreement by all parties hereto, one or more conditions precedent established by PNC to PNC's obligation to close and initially fund the Loan have not been fulfilled to the satisfaction of PNC, the parties hereto shall execute a compliance agreement reflecting any such unfulfilled conditions precedent and a time limit, acceptable to PNC in its sole discretion, within which such conditions precedent must be fulfilled to the satisfaction of PNC. The conditions precedent to the closing and initial funding of the Loan are set out on Exhibit 8.0 attached hereto. In the event any one or more conditions precedent set out in the compliance agreement are not fulfilled within the time period specified, such failure shall constitute an Event of Default hereunder without the benefit of any grace period.

     9. Covenants. The Borrowers and Guarantors agree that until the Revolving Note and all the other Indebtedness shall have been paid in full and the Loan terminated, the Borrowers and Guarantors shall perform, observe and comply with all of the following terms and provisions:

          9.1 Insurance. Borrowers, Guarantors and all Subsidiaries shall insure themselves and all their insurable properties to such extent and against such hazards and liabilities as is commonly done by businesses similarly situated, but in no event shall the insurance maintained by any Borrower, either Guarantor or any Subsidiary be less than that required by any of the Security Instruments. Further, the Borrowers, Guarantors and all Subsidiaries shall, within ten (10) days after written request by PNC, furnish to PNC full information concerning such insurance of the Borrowers, Guarantors, and Subsidiaries and promptly effect such additional insurance to protect against additional risks and in additional amounts as PNC may reasonably request, provided such request is consistent with prevailing standards in the coal industry, with PNC named as insureds and loss payees thereon, which policies shall be in forms approved by PNC.

          9.2  Money Obligations.  Borrowers, Guarantors, and all
Subsidiaries shall pay in full:

               (a) Prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies imposed upon them (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely legal proceedings and for which execution or enforcement thereof shall have been stayed in accordance with applicable law), and

               (b) All their debts, obligations and liabilities to third parties, on or prior to their respective due dates, for which they may be or become liable or to which any or all of their properties may be or become subject, unless being contested in good faith.

          9.3  Financial Statements.

               (a) Borrowers and Guarantors shall furnish to PNC within 30 days after the end of each calendar month (or by March 31 for January statements), and 45 days after the end of each calendar quarter, an income statement of ARI (on a consolidated basis and Combined Basis, if different) for that month or quarter, as applicable, and for the period from the beginning of the applicable fiscal year to the end of such month or quarter, and a balance sheet of ARI (on a consolidated basis and Combined Basis, if different) as of the end of each such month or quarter, as applicable, certified by the Chief Financial Officer of ARI to be true, correct and accurate. Further, with the quarterly financial statements described above, (i) the Borrowers and Guarantors shall deliver to PNC consolidating (without eliminating entries) income statements and balance sheets for such applicable quarter, and (ii) Borrowers shall deliver to PNC consolidating (with eliminating entries) income statements and balance sheets for such applicable quarter.

               (b) Borrowers and Guarantors shall furnish to PNC within 90 days after the end of each fiscal year of ARI, commencing with the fiscal year ending December 31, 1993, a complete annual audit report of ARI (on a consolidated basis and Combined Basis, if different), with complete financial statements including, but not limited to, a balance sheet, statement of profit and loss and cash flow statement, prepared and certified by a firm of independent public accountants of recognized standing acceptable to PNC, accompanied by an opinion of the auditing firm that such audited financial statements present fairly the financial position of ARI as of the date of the audit and the results of the Borrowers' and Guarantors' operations and cash flows for the year, without qualification regarding limited scope of the audit, exceptions to GAAP or regarding the ability of any Borrower or either of the Guarantors to continue as a going concern; and such other financial reports of the Borrowers, Guarantors, and Subsidiaries as PNC may reasonably request from time to time, all of which shall be certified by the Chief Financial Officer of ARI as being true, correct and accurate in the form of the certificate shown on
Exhibit 9.3 attached hereto and incorporated herein by reference. At the time the annual audit report requested above is delivered to PNC, the Borrowers and Guarantors shall also supply consolidating financial statements (showing all eliminating entries) covering the same audit period of the Borrowers, Guarantors, and the Subsidiaries. Such consolidating statements may be prepared by Borrowers' and Guarantors' management.

               (c) The Borrowers and Guarantors shall supply to PNC, upon PNC's written request, such other information about the financial condition, properties and operations of the Borrowers, Guarantors, and Subsidiaries as Bank may from time to time reasonably request.

               (d)  All financial statements specified in clauses
(a) and (b) of this Section 9.3, shall be furnished to PNC with comparative figures for the corresponding period in the preceding fiscal year. All financial statements referred to in clause (a) and (b) above shall be prepared on the accrual basis of accounting, in accordance with GAAP applied on a basis consistent with prior years of the Borrowers and Guarantors, on a consolidated (and consolidating) basis. All financial statements required hereunder shall be accompanied by a certificate of the Chief Financial Officer of ARI: (i) stating that there exists no Event of Default or Possible Default hereunder or describing with particularity any Event of Default or Possible Default, stating the nature thereof, the period of existence thereof and what action the Borrowers and Guarantors have taken or proposes to take with respect thereto; and
(ii) certifying compliance by the Borrowers and Guarantors with all financial covenants contained in this Loan Agreement and setting out the calculations reflecting such compliance with reference back to the applicable financial statements. Calculations of the covenants set forth in Sections 9.20 and 9.21 must be submitted with the monthly and quarterly financial statements, while the covenants set forth in Sections 9.22 and 9.23 must only be submitted on a quarterly basis.

               (e) The Borrowers and Guarantors shall give the PNC prompt written notice of any condition or event (other than general economic conditions) which has or is reasonably anticipated by any Borrower or either Guarantor to result in (i) a material adverse change in the consolidated condition (financial or otherwise) or operations of the Borrowers or Guarantors or (ii) a breach of or noncompliance with any term, condition or covenant contained herein or in any document delivered pursuant hereto, or (iii) a material breach of, or noncompliance with, any term, condition or covenant of any material contract to which any Borrower, either Guarantor, and/or any Subsidiary are a party or by which they or their property may be bound.

               (f) The Borrowers and Guarantors shall give PNC prompt written notice of any claims, proceedings or disputes (whether or not purportedly on behalf of Borrowers, either Guarantor, and/or any Subsidiary) against, or to the knowledge of any Borrower, either Guarantor, and/or any Subsidiary, threatened or affecting any Borrower, either Guarantor, and/or any Subsidiary which, if adversely determined, would have a material adverse effect on the business, properties or condition (financial or otherwise) of any Borrower, either Guarantor or any Subsidiary (without in any way limiting the foregoing, claims, proceedings, or disputes involving monetary amounts in excess of $1,000,000 not fully covered by insurance shall be deemed to be material), or of any labor controversy resulting in or threatening to result in a strike against any Borrower, either Guarantor, or any of the Subsidiaries, and/or any contract miner employed by any Borrower or either Guarantor, or of any proposal by any public authority to acquire any of the material assets or business of any Borrower, either Guarantor and/or any of the Subsidiaries.

          9.4  Financial Records.  Borrowers and Guarantors shall:

               (a)  At all times keep true and complete (i)
financial records in a manner which will allow the preparation of the required financial statements in accordance with GAAP and (ii) records regarding mining schedules, leases, permits and coal supply agreements (including copies of all such agreements);

               (b) At all reasonable times, permit PNC to examine any or all of their financial and other records and to make excerpts therefrom and transcripts thereof;

               (c) Maintain their books and records at locations disclosed to PNC at all times, but with its chief accounting office maintained at its current principal offices in Boyd County, Kentucky; and

               (d)  Maintain their current fiscal year.

          9.5  Properties.

               (a) Borrowers and Guarantors shall maintain their respective Equipment in good condition and repair, subject only to normal wear and tear; and PNC shall have the right to inspect same from time to time during normal business hours.

               (b)  Borrowers and Guarantors shall proceed
diligently and prudently to develop their Mining Properties, now existing or hereinafter acquired, with the objective of maximizing the revenues therefrom in accordance with sound managerial prac-tices as determined by Borrowers' and Guarantors' management. The Borrowers and Guarantors shall keep, and shall cause any Person or Entity operating under contracts with any Borrower or either Guarantor to keep their operations in a continuing high state of efficiency and productivity and shall at all times maintain an adequate inventory of parts, supplies and equipment as to permit the mining of coal from the Mining Properties sufficient to meet the Borrowers' or Guarantors' obligations under any Coal Sales Contract, as determined by Borrowers' or Guarantors' management.

               (c) Borrowers and Guarantors shall on request submit to PNC copies of all arrival notices, invoices, adjustment letters, analyses and other communications regarding any Coal Sales Contracts.

               (d) Borrowers and Guarantors shall keep accurate accounts and records of all coal mined, removed and/or sold by Borrowers and Guarantors and others from the Mining Properties, fully posted monthly, and shall furnish to PNC on request a report, in reasonably satisfactory form, showing the tons of clean coal (including coal sold raw) mined from each of Borrowers' or Guarantors' owned and contracted mines (the "Mines"). Upon request, the Borrowers and Guarantors shall supply to PNC (i) copies of all railroad weights by railroad car numbers for all coal sold by Borrowers and Guarantors whether from the Mining Properties or properties of others, loaded and shipped the preceding month by rail, (ii) copies of all truck tickets for all coal sold by Borrowers and Guarantors whether from the Mining Properties or properties of others, loaded and shipped the preceding month by truck, (iii) copies of all barge documents or any other documents for all coal sold by Borrowers and Guarantors whether from the Mining Properties or properties of others, loaded and shipped by barge, (iv) proof of payment reasonably satisfactory to PNC of all royalties under the Leases and otherwise due and of all severance tax, abandoned mine land fees and other governmental impositions due with regard to such mining, and (v) all other documents and information regarding the mining of the Mining Properties as may be from time to time reasonably requested by PNC. Said books of accounts and records shall be open at all reasonable times to the inspection of PNC and its agents or attorneys. Upon prior notice (written or oral) to the Borrowers' Agent, PNC may at any reasonable time inspect all property of Borrowers and Guarantors, whether related to coal, municipal solid waste or other activities of Borrowers and Guarantors, and furthermore are hereby authorized by Borrowers to inspect all records maintained by third parties (to the extent such third party agrees or is obligated to allow such inspection) as to the shipment of coal from the Mining Properties or sold by Borrowers, Guarantors or any Subsidiary under agency agreements, by railroad, truck company, trucker, barge or other carrier. Prior to the occurrence of an Event of Default, PNC shall give the Borrowers' Agent prior written notice of any intended inspection by PNC of any third party's records. Borrowers and Guarantors will make, execute and deliver all documents, and do all other acts reasonably necessary to enable PNC to have access to such third party records for the purpose of verifying the compliance by said parties with the terms hereof. This Section 9.5 of this Loan Agreement gives PNC, or their representatives, authority to check all railroad, truck, barge or other carrier weights and it also gives the agent of the railroad company, truck company, barge company or such other carrier, the right and authority to show and give such weights and other information to PNC and their representatives.

               (e) Fifteen (15) Business Days after request by PNC from time to time, but not more frequently than annually, Borrowers and Guarantors shall furnish to PNC complete and detailed (i) schedules of Borrowers' and Guarantors' Mining Properties, including without limitation, leases, subleases (and all amendments and supplements to all leases, subleases, etc.) and fee interests, as of the end of the preceding month, in reasonable detail satisfactory to PNC (including copies of leases, subleases, and deeds, if requested), (ii) maps of all properties shown on the aforesaid schedule, showing the geographic location of all mining operations, including the locations of seams mined and to be mined, and (iii) a current and complete list of all the Borrowers' and Guarantors' Equipment as of the end of the preceding month.

          9.6 Corporate Franchise and Licenses. Each Borrower and each Guarantor shall preserve its respective corporate existence under the laws of the state of its incorporation and will be and remain qualified to do business either as a domestic or as a foreign corporation in all states in which the failure to qualify would have a material adverse impact on such Borrower or such Guarantor.

          9.7 Notice. The Borrowers and/or Guarantors (acting by and through a Designated Officer of the Borrowers' Agent) shall notify PNC in writing, within no more than Seventy-Two (72) hours (and without the benefit of any grace period afforded in any provision of this Loan Agreement or any Security Instrument) after any Borrower or either Guarantor learns of any of the following:
(i) the existence or occurrence of any Event of Default or Possible Default under this Loan Agreement, or any default under the Revolving Note or any of the Security Instruments; or (ii) any representation or warranty made herein, or in any related instrument or writing, not being or ceasing to be, for any reason, in any material respect, true and complete and not misleading; or
(iii) the institution of, or adverse determination in, any litigation, arbitration or governmental proceeding (including but not limited to an audit or examination by the Internal Revenue Service) which could reasonably be expected to have a material and adverse effect upon any Borrower, either Guarantor or any Subsidiary which notification shall describe the nature thereof, what happened with respect thereto and what steps are being taken by Borrowers, Guarantors or Subsidiaries with respect thereto.

          9.8 Agreements. The Borrowers, Guarantors, and all Subsidiaries shall at all times comply to the extent necessary to prevent a termination or material claim, with all of the terms and provisions of all of the Coal Sales Contracts and all material terms and provisions of all other material agreements to which each is a party. The Borrowers, Guarantors and all Subsidiaries shall at all times comply with each and every term and provision of the Leases to the extent necessary to maintain said Leases in full force and effect. Further, the Borrowers and Guarantors shall not
(i) terminate or (ii) modify in a manner adverse to the Borrowers' ability to repay the Loan any Coal Supply Contract, without the prior written consent of PNC.

          9.9 Payment of Revolving Note and Other Indebtedness. The Borrowers shall timely pay the Revolving Note and all the other Indebtedness in accordance with their respective terms. All payments on the Revolving Note and the other Indebtedness shall be made to PNC in immediately available funds at the principal office of PNC on the date due.

          9.10 Compliance with Laws. The Borrowers, Guarantors, and all Subsidiaries shall at all times comply (or cure any noncompliance within the applicable cure or abatement period provided by law or regulation) with the applicable statutes, regulations, ordinances and other laws applicable to its current and future activities, including, without limitation, the "Environmental Laws" described in Section 10.14 hereof, the Federal Surface Mining Control and Reclamation Act of 1977, as amended, and state laws implementing said act, other land reclamation and use statutes and regulations, the Federal Coal Mine Health and Safety Act of 1969, as amended, and all other applicable federal, state or local laws and regulations. The Borrowers and Guarantors shall diligently pursue obtaining within due time proper governmental permits, licenses, approvals, clearances and authorizations necessary for the commencement and continuation of its activities, and shall not conduct mining or waste disposal operations without proper permits.

          9.11 ERISA Compliance. Each Borrower, each Guarantor and each Subsidiary shall (i) at all times, make prompt payment of all contributions required under all employee benefit plans or other plans maintained by any Borrower, either Guarantor or any Subsidiary and covered by ERISA (the "Plans") and required to meet the minimum funding standard set forth in ERISA with respect to their Plans; (ii) within thirty days after the filing thereof, furnish to PNC, on request, copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of their Plans for each Plan year; (iii) notify PNC immediately of any fact arising in connection with any of their Plans which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer such Plan, together with the statement, if requested by PNC, as to the reason therefor and the action, if any, proposed to be taken with respect thereto; and (iv) furnish to PNC, upon its request, such additional information concerning any of their Plans as may be reasonably required.

          9.12  Liens.

                Borrowers, Guarantors, or the Subsidiaries, or any of them shall not incur, create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, except the following (herein the "Permitted Liens") (i) the liens and security interests granted by the Borrowers and Guarantors to PNC in connection with the execution of this Loan Agreement or any previously existing liens or security interests in favor of PNC (formerly known as Citizens Fidelity Bank and Trust Company d/b/a Citizens Fidelity Energy Company), whether for itself or in its capacity as Agent for itself and/or any other third party, (ii) the lien of ad valorem property taxes and other taxes, assessments and governmental charges and levies not yet due and payable, (iii) liens, pledges or deposits made to secure payment of worker's compensation claims or black lung claims as required by applicable law or to secure workers' compensation insurance, (iv) landlords' liens arising under any Leases or pursuant to applicable law, (v) the liens described on
Exhibit 9.12 attached hereto and incorporated herein by reference,
(vi) appeal bonds, (vii) purchase money security interests encumbering only the property acquired with the proceeds of a loan made for that purpose, which loan does not exceed the purchase price of the property purchased (a "Purchase Money Loan"), (viii) mechanic's and materialmen's liens less than 30 days old, and (ix) easements, rights of way and real property interests affecting title to any Borrower's, either Guarantor's or any Subsidiary's real estate which is not intended to secure any debt or liability of any Borrower, either Guarantor or any Subsidiary. Any liens of any Borrower, either Guarantor, or any Subsidiary that are not Permitted Liens as described on Exhibit 9.12(a) attached hereto and incorporated herein by reference.

          9.13 Fringe Benefits. The Borrowers, Guarantors, and the Subsidiaries shall not take any actions to increase the rate of, or their liability for, contributions to any pension plan, profit sharing plan, employee benefit plan, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other fringe benefit plan (excluding group life insurance, group disability insurance and group health insurance for employees of the Borrowers and Guarantors) beyond the level thereof as of the date of this Loan Agreement except in the ordinary course of business for the benefit of its employees.

          9.14 Mergers, Sales, Lease of Assets. Without the prior written consent of PNC, neither any of the Borrowers nor either of the Guarantors (whether in one transaction or in a series of transactions) shall:

               (a) Be or become a party to any consolidation, reorganization or merger, unless (i) such Borrower or such Guarantor is the surviving entity of the consolidation, reorganization or merger, (ii) no Possible Default or Event of Default will exist after giving effect to the consolidation, reorganization or merger, (iii) PNC is given reasonable assurances that no environmental liability or material contingent liabilities will attach to any Borrower, either Guarantor, or PNC as a result of such consolidation, reorganization or merger, and (iv) PNC is given 30 days prior written notice of any such proposed consolidation, reorganization or merger;

               (b)  Dissolve or liquidate;

               (c)  Sell all or substantially all of its assets;

               (d) Purchase all or a substantial part of the assets of any other corporation, partnership, or other business enterprise unless (i) after giving effect to the purchase no Possible Default or Event of Default shall exist, (ii) PNC is given assurances that no environmental liability or material contingent liabilities will attach to PNC as a result of such purchase and reasonable assurances that no unacceptable environmental liability or material contingent liabilities will attach to any Borrower or either of the Guarantors as a result of such purchase and (iii) PNC is given 30 days prior written notice of any such proposed purchase;

               (e)  Lease (as lessor) or otherwise transfer
possession of any asset, except the leasing in the ordinary course of business of mineral reserves not within the Borrowers' or Guarantors' current five year mining plan;

               (f) Sell or otherwise dispose of any asset other than in the ordinary course of business. PNC shall be under no obligation to release any lien or security interest in any asset sold and such asset shall be sold subject to the liens and security interests in favor of PNC.

          9.15  Subsidiaries.

               (a) Neither of the Borrowers nor either of the Guarantors shall transfer the shares of capital stock of any Subsidiary or grant any option or other rights with respect thereto, nor shall any Subsidiary issue any additional stock or grant any options or other rights with respect thereto, except as may be approved by PNC in writing. Upon the occurrence of an Event of Default or Possible Default hereunder, neither of the Borrowers nor either of the Guarantors shall transfer, assign or lend any money or other property to any Subsidiary, except as may be approved by PNC in writing.

               (b) Neither any of the Borrowers nor either of the Guarantors shall enter into any transaction, undertaking, agreement, option, or commitment of any kind with an Affiliate (other than another Borrower or Guarantor) unless such transaction, undertaking, agreement, option, or commitment is an arm's length transaction on commercially reasonable terms.

          9.16 Leases. Without the prior written consent of PNC, neither any of the Borrowers, nor either of the Guarantors, nor any of the Subsidiaries shall pay or become liable to pay, either directly or indirectly, lease payments (including fixed rent) or other amounts, in connection with all current and future operating leases of both real and/or personal property (excluding payments on mineral leases and leases between any Borrower and either Guarantor or between Guarantors or between Borrowers) in excess of the aggregate sum of $10,000,000.00 in any one fiscal year of ARI, under all such leases of the Borrowers, Guarantors and all Subsidiaries together.

          9.17 Capital Contributions. Upon the occurrence of an Event of Default or Possible Default hereunder, neither of the Borrowers nor either of the Guarantors shall make any capital contribution to, or investment in, any Subsidiary or purchase or commit to purchase any additional stock or securities of any kind from any Subsidiary.

          9.18 Investments. All investments of excess cash of the Borrowers or Guarantors shall be in Readily Marketable Debt
Securities.

          9.19 Indebtedness. Without the prior written consent of PNC, neither of the Borrowers nor either of the Guarantors will hereafter incur any indebtedness for borrowed money whatsoever or hereafter guaranty or become directly or contingently liable on any note or other evidence of indebtedness, letter of credit or contract that has the effect of constituting a guaranty of an obligation of a third party or incur any other contingent liability (all of the foregoing being referred to as "Direct and Contingent Debt") if the aggregate amount of all Direct and Contingent Debt incurred by Borrowers and all of the Guarantors in any twelve consecutive month period ending with the incurrence of any new Direct or Contingent Debt will exceed Twenty Million Dollars ($20,000,000.00).

          9.20 Ratio of Total Indebtedness to Tangible Net Worth. The Borrowers and Guarantors shall not permit the ratio of their Total Indebtedness to Tangible Net Worth (on a Combined Basis) be more than 1.00 to 1.00, at any time while any of the Indebtedness remains unpaid and outstanding.

          9.21 Current Ratio. Borrowers and Guarantors (on a Combined Basis) shall not permit their ratio of current assets (as determined in accordance with GAAP) to current liabilities to at any time be less than 1.00 to 1.00, all as determined in accordance with GAAP, while any of the Indebtedness remains unpaid and outstanding.

          9.22 Ratio of Total Indebtedness to Tangible Net Worth (Borrowers). The Borrowers shall not permit the ratio of Borrowers' Total Indebtedness to Borrowers' Net Worth (on a consolidated and Combined Basis as to the Borrowers only) to be more than 1.5 to 1.0, at any time while any of the Indebtedness remains unpaid and outstanding.

          9.23 Current Ratio. The Borrowers (on a consolidated and Combined Basis as to Borrowers only) shall not permit the ratio of current Borrowers' assets (as determined in accordance with GAAP) to Borrowers' current liability to any time be less than 1.0 to 1.0, all as determined in accordance with GAAP, at any time while any of the Indebtedness remains unpaid and outstanding.

     10. Warranties. As a material inducement to PNC to enter into this Loan Agreement, the Borrowers and Guarantors make the representations and warranties set forth below. The representations and warranties set out below, except only those set out in Sections 10.13(a), 10.4(b), 10.6, and 10.8 of this Loan Agreement, shall be deemed continuing representations and warranties (the "Continuing Representations") and shall survive the execution of this Loan Agreement and shall be deemed to be remade and restated by both Borrowers and each Guarantor each time an Advance is requested. Notwithstanding the foregoing, the Borrowers and Guarantors may update Exhibits 10.9 and 10.14 from time to time, but such updating shall not relieve the Borrowers and Guarantors of their obligation to comply with each warranty contained herein. Nothing above shall limit or affect any other representation or warranty contained herein or otherwise made at any time by any Borrower or either Guarantor to PNC, or relieve the Borrowers or Guarantors of any obligation under any covenant contained herein or in any other Loan Document.

          10.1 Existence and Licenses. Each of the Borrowers and each Guarantor is a duly incorporated and validly existing corporation under the laws of the state of its incorporation and each is qualified to do business in all states in which the failure to so qualify would have a material and adverse impact upon such Borrower or such Guarantor, and each Borrower and each Guarantor has, in full force and effect (or is in the process of obtaining within applicable legal time periods), all licenses and permits necessary or appropriate for its business and all other material licenses and permits.

          10.2 Authority and Enforceability. No registration with or approval of any governmental agency or court of any kind is required for the due execution and delivery of, or for the enforceability of, this Loan Agreement, the Revolving Note or any of the Security Instruments or other Loan Documents. Each Borrower and each Guarantor (to the extent they are parties to the Loan Documents) has the legal power and right to execute and deliver this Loan Agreement, the Revolving Note, the Security Instruments and the other Loan Documents and to observe and perform all of the provisions of such instruments. Neither the Borrowers' nor Guarantors' execution and delivery of this Loan Agreement, the Revolving Note and Security Instruments or of any other related writing, nor the performance or observance by either of the Borrowers or either of the Guarantors of the provisions of any of such instruments, violates or will violate any existing provision of the any Borrower's or either Guarantors' Articles of Incorporation, By-laws or corporate actions or any law applicable to any Borrower or either Guarantor or otherwise constitutes a default or violation under any existing contract or other obligation binding upon it or its property, with or without the passage of time or the giving of notice or both. The officers of the Borrowers and Guarantors executing and delivering this Loan Agreement, the Revolving Note, Security Instruments and other Loan Documents on behalf of the Borrowers and Guarantors have been duly authorized to do so, and upon execution by PNC of all Loan Documents to which PNC is a party, this Loan Agreement, the Revolving Note, the Security Instruments and the other Loan Documents are legally binding upon the Borrowers and Guarantors.

          10.3 Litigation and Taxes.

               (a) No litigation or proceeding involving any Borrower, either Guarantor, or any Subsidiary which would have a material adverse affect on any Borrower, either Guarantor, or any Subsidiary (or any combination thereof) is pending or is known by any Borrower or either Guarantor to be threatened in any court or administrative agency, federal, state or local, except as listed on
Exhibit 10.3 attached hereto and incorporated herein by reference.

               (b) Neither any of the Borrowers, nor either of the Guarantors, nor any Subsidiary is in default in the payment of any tax, nor is any assessment threatened in respect thereof (other than the assessment of ad valorem property taxes not yet due and payable), and each of them have filed timely all federal, state and local tax returns (or are under valid extensions) and have paid all taxes required to be paid therewith, unless being contested in good faith as provided in Section 9.2 hereof. The charges, accruals and reserves in respect of taxes on the financial statements of the Borrowers and Guarantors are adequate. Neither of the Borrowers nor either of the Guarantors know of any proposed material tax assessment against any of them, and no extension of time for the assessment of federal, state or local taxes of any Borrower or either Guarantor is in effect or has been requested except as disclosed in the financial statements previously furnished to PNC.

          10.4 Financial Statements.

               (a) Each Borrower's, each Guarantor's and each Subsidiary's audited and unaudited financial statements, heretofore furnished to PNC have been prepared in accordance with GAAP consistently applied, omit no material contingent liabilities of any kind that are not disclosed or otherwise reflected therein, and fairly present their respective financial conditions as of their dates and the results of the Borrowers', Guarantors', and Subsidiaries operations for the respective fiscal periods then ending.

               (b) Since the respective dates of the statements referred to in Sections 9.3 and 10.4(a), there has been no material adverse change in any of the Borrowers', Guarantors' or Subsidiaries' respective financial condition, properties or businesses.

          10.5 Default. No Possible Default or Event of Default exists under this Loan Agreement, nor will any such Event of Default or Possible Default begin to exist immediately after the execution and delivery hereof.

          10.6 Subsidiaries. The Borrowers and Guarantors have no Subsidiaries, nor do they own any stock in other corporations or other interests of any kind in any other business, except as shown on Exhibit "10.6", attached hereto and incorporated herein by reference.

          10.7 Liens. The properties of the Borrowers, Guarantors, and the Subsidiaries are subject only to those liens, encumbrances, pledges and mortgages permitted by Section 9.12 hereof.

          10.8 Loans to Related Parties. The only loans or advances in excess of $50,000.00 made by any Borrower, and/or either Guarantor and/or any of their Subsidiaries to any Affiliate and the only loans and/or obligations which any Borrower, and/or either Guarantor and/or any of the Subsidiaries have guaranteed for any Affiliate are disclosed on Exhibit "10.8", attached hereto and made a part hereof.

          10.9 Employee Benefit Plans.

               (a)  All employee benefit plans, as defined in
Section 3(3) of ERISA, provided by, afforded or made available by any Borrower, either Guarantor or any Subsidiary are listed on Exhibit "10.9", attached hereto and incorporated herein by reference (hereinafter referred to collectively as "Employee Plans").

               (b) There are no multi-employer plans, as defined in Section 4001(a)(3) of ERISA, to which any Borrower, either Guarantor, or any Subsidiary contributes, or under which any Borrower, either Guarantor, or any Subsidiary has any present or future obligations or liability.

               (c) Each of the Employee Plans which is an employee pension benefit plan, as defined in Section 3(2) of ERISA (hereinafter referred to as "Pension Plans"), and which is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, or any successor provision (hereinafter referred to as the "Code") has been determined by the Internal Revenue Service to be so qualified or shall be timely filed with the Internal Revenue Service seeking such a determination, and no Borrower, no Guarantor, nor any Subsidiary is aware of any fact that would adversely affect such qualified status. Each Employee Plan has been operated and administered in all material respects in accordance with the requirements of ERISA and the applicable provisions of the Code.

               (d) None of the Pension Plans subject to Title IV of ERISA has been the subject of a reportable event as defined in
Section 4043 of ERISA for which the 30-day notice requirement has not been waived. None of the Pension Plans have incurred a complete or partial termination within the meaning of Section 411(d)(3) of the Code.

               (e) No proceedings by the Pension Benefit Guaranty Corporation to terminate any Pension Plan (or any Pension Plan which is under common control with any Borrower, either Guarantor or any Subsidiary within the meaning of Section 414(b) or (c) of the Code) pursuant to Subtitle C of Title IV of ERISA have been instituted or threatened. No liability under Subtitle D of Title IV of ERISA has been incurred by any Borrower, either Guarantor, or any Subsidiary with respect to any Pension Plan or any Pension Plan maintained by a trade or business whether or not incorporated which is under common control with any Borrower, either Guarantor, or any Subsidiary within the meaning of Sections 414(b) or (c) of the Code.

               (f) The actuarial present value of the total accrued benefits, determined on an ongoing basis, under each Pension Plan which is a defined benefit pension plan does not, as of its latest valuation date, exceed the fair market value of the total assets of the plan based upon the actuarial assumptions and methods used to fund the plan.

               (g) No Pension Plan has incurred any accumulated funding deficiency (whether or not waived) as defined in Section 412 of the Code and all contributions to the Pension Plans necessary to satisfy minimum funding have been made and will be made on or prior to the date due.

               (h) There has been no prohibited transaction (as that term is defined in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) which respect to any Employee Plan for which there is no applicable exception. No penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code has been imposed upon any Borrower, either Guarantor or any Subsidiary.

               (i) There are no pending or, to any Borrower's, either Guarantor's, or any Subsidiary's best knowledge, threatened claims or pending investigations or assessments with respect to any Employee Plan, by an employee or beneficiary covered under any Employee Plan, or by any governmental agency, or otherwise involving any Employee Plan or pending or threatened investigation which allege a breach of fiduciary duties or violations of other applicable state or federal law which could result in material liability on the part of any Borrower, either Guarantor or any Subsidiary, or any of the Employee Plan under ERISA or any other law, nor to the best knowledge of any Borrower, either Guarantor or any Subsidiary is there any basis for such a claim.

          10.10 Investment Company Act. Neither of the Borrowers nor either of the Guarantors is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          10.11 Regulation U. Neither of the Borrowers nor either of the Guarantors is engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for the purpose of purchasing or carrying or trading in any securities.

          10.12 Reports. Borrowers and Guarantors have made available to PNC reserve reports and other estimates of coal reserves, relating to the Mining Properties. Borrowers and Guarantors represent that the factual information contained in such reports and information, subject to changes resulting from mining, acquisitions and dispositions since the date of such information, which changes have not been materially adverse to the business of Borrowers or Guarantors, is true and correct to the best of their information and belief; that all estimates of coal reserves and similar matters contained therein have been prepared in accordance with accepted engineering or accounting practices by persons qualified to make such estimates, and that any future projections as to tonnages, costs and other matters contained therein have been prepared by qualified persons in accordance with their customary practice with respect thereto in the regular conduct of their business.

          10.13 Sales Contracts. All coal sales contracts, the accounts of which may at any time be included in the Borrowing Base (collectively referred to as the "Coal Sales Contracts") have been duly and properly authorized, executed and entered into or assumed by the appropriate Borrower and remain in full force and effect. Neither of the Borrowers is in default under any Coal Sales Contract.

          10.14 Environmental Matters. The Borrowers and Guarantors hereby warrant and represent to PNC that to the best of their knowledge and except as set out in Exhibit "10.14" attached hereto and incorporated herein by reference: (i) there are no hazardous substances disposed of, stored or present on, in or under, any of the Mining Properties, nor have any Borrower, either Guarantor, or any Subsidiary arranged for the storage, treatment, transportation reuse or recycling, or disposal of any such substances or wastes at any other sites prior to the date hereof, any of which disposal, storage, presence or arrangement would reasonably be expected to result in a material adverse claim against any Borrower, either Guarantor or any Subsidiary; (ii) there are no releases in reportable quantities under CERCLA of any hazardous substances to the environment from or at any facility owned or operated by any Borrower, either Guarantor or any Subsidiaries which would reasonably be expected to result in any material obligation or liability of any Borrower, either Guarantor or any Subsidiary; (iii) each Borrower, each Guarantor, and each Subsidiary are in compliance in all material respects with all federal, state and local statutes, rules, ordinances and other laws and regulations relating to protection of the environment, including, without limitation, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. S6901, et seq.; the Clean Air Act, 42 U.S.C. S7401, et seq.; the Clean Water Act, 33 U.S.C. S1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. S300f, et seq.; the Toxic Substances Control Act, 15 U.S.C. S2601, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. S136, et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. S11001, et seq.; and the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. S9601, et seq. ("CERCLA") (collectively, "Environmental Laws"); (iv) no conditions exist at any facility of any Borrower, either Guarantor or any Subsidiary which would necessitate material remedial action by any Borrower, either Guarantor or any Subsidiary under CERCLA or any other Environmental Law; (v) no conditions exist on any other property for which any Borrower, either Guarantor or any Subsidiaries are, or would reasonably be expected to be, responsible for all or any portion of costs or expenses in any material amount associated with the clean-up of such property under CERCLA or any other Environmental Laws; (vi) no liens have been asserted against any assets of any Borrower, either Guarantor or any Subsidiaries for all or any portion of the costs or expenses associated with the clean-up of any waste disposal site or other property under CERCLA or any other Environmental Laws; and (vii) there are no pending or threatened material claims, assessments, or litigation against any Borrower, either Guarantor or any Subsidiary with respect to any alleged material noncompliance with any Environmental Laws. Borrowers and Guarantors agree, jointly and severally, to indemnify and hold harmless PNC from any and all losses, costs, damages or expenses (including reasonable attorneys' fees) which may result from any of the aforesaid representations or warranties being untrue at any time and for any liability of any nature which may be incurred by PNC under CERCLA or any other Environmental Laws relating to any transaction between PNC, the Borrowers, and/or the Guarantors. This indemnity shall survive the payment in full of the Revolving Note, the termination of the Loan and the discharge and/or release of any or all Security Instruments or other Loan Documents, but shall not extend to losses, costs, damages or expenses which arise solely from the willful act or omission of PNC.

     11. Events of Default. Each of the following shall constitute an Event of Default hereunder:

          11.1 Payments/Defaults. If any principal or interest on any of the Indebtedness, including but not limited to the Revolving Note or any portion of the Discretionary Line of Credit, shall not be paid in full punctually when due and payable and shall remain unpaid for a period of five (5) days after the respective due date thereof, or if any Event of Default occurs under this Loan Agreement, under any other Loan Document, or under the Jet Loan Documents.

          11.2 Draws under Letters of Credit. If there is a draw under any Letter of Credit and PNC is not fully reimbursed for the full amount of such draw in three (3) Business Days.

          11.3 Covenants and Agreements. If any Borrower, either Guarantor, or any Subsidiary shall violate or fail to perform or observe any covenant, agreement, condition or other provision (other than as governed by Section 11.1 or Section 11.4 hereof) contained or referred to in this Loan Agreement and such failure or omission shall not have been fully corrected to the complete satisfaction of PNC within 30 days after PNC has given written notice thereof to the Borrowers' Agent.

          11.4 Environmental Default. If any default or Event or Default occurs (i) under that certain Revolving Credit Agreement dated as of May 26, 1993, by and among Addington Environmental, Inc., Collection Services, Inc., Ohio County Balefill, Inc., Epperson Waste Disposal, Inc., Tri-K Landfill, Inc., Uwharrie Environmental, Inc., Green Valley Environmental Corp., Addington Resources, Inc., Addington Holding Company, Inc., and The First National Bank of Boston (the "Environmental Loan Agreement"), or
(ii) any of the "Obligations," as that term is defined in the Environmental Loan Agreement.

          11.5 Negative Covenants. If any Borrower, either Guarantor, or any Subsidiary shall violate or fail to perform or observe any covenant, agreement, condition or other provision contained or referred to in Sections 9.12 through 9.23, inclusive, hereof, the same shall constitute an immediate Event of Default hereunder.

          11.6 Accuracy of Statements. If any representation or warranty or other statement of fact contained herein or in any of the Security Instruments or in any writing, certificate, report or statement at any time furnished by or for any Borrower or either Guarantor to PNC pursuant to or in connection with this Loan Agreement or otherwise in connection with the transactions contemplated hereby shall be false or misleading in any material respect or shall omit to state a material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which made, not misleading, on the date as of which made and taking into account all other disclosures made to PNC whether or not made with knowledge of same. Notwithstanding the foregoing, except with regard to representations and warranties made as of the date of this Loan Agreement, if any Continuing Representation (other than in Section
8.5 hereafter ceases to be true and correct in all material respects, such event shall not constitute an Event of Default if the Borrowers and/or Guarantors takes all actions necessary to make such representation or warranty true and correct within 30 days of PNC giving the Borrowers' Agent written notice that such representation or warranty is no longer true and correct.

          11.7 Change In Control. An Event of Default shall exist if at any time (i) Larry Addington does not have direct ownership of at least 25% (on a fully diluted basis except only for dilution resulting from stock issuances by ARI) of all outstanding capital stock of ARI, or (ii) Larry Addington, together with the senior management of ARI existing as of the execution date of this Loan Agreement do not have direct ownership of at least forty percent (40%) (on a fully diluted basis except only for dilution resulting from stock issuances by ARI) of all outstanding capital stock of ARI or (iii) Larry Addington is not vested by the Board of Directors of the Borrowers with authority and control over all operations of ARI and the Borrowers and Guarantors.

          11.8 Judgments and Liens. If a final judgment or judgments for the payment of money in excess of the sum of One Million Dollars ($1,000,000.00) in the aggregate shall be rendered against any Borrower, either Guarantor, or any Subsidiary and such judgment or judgments shall remain unsatisfied and in effect and shall not have been discharged within sixty (60) consecutive days after the entry thereof and execution thereon shall not have been stayed pending appeal, or if so stayed, ten (10) days after the expiration of such stay; or if an action to enforce a lien upon or security interest in, any asset of any Borrower, either Guarantor or any Subsidiary is commenced, unless being contested in good faith and the recovery of any such asset by the claiming party is stayed.

          11.9 Solvency and Other Matters. If any Borrower or either Guarantor shall (a) discontinue business, or (b) make a general assignment for the benefit of their creditors, or (c) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of their assets, or (d) be adjudicated a bankrupt or insolvent, or (e) file a voluntary petition in bankruptcy or file a petition or an answer seeking a composition, reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any petition filed against them in any bankruptcy, reorganization, composition, insolvency or other proceeding (whether federal or state) relating to relief for debtors, or (f) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court or governmental agency of competent jurisdiction, which assumes control of any Borrower, either Guarantor or any Subsidiary, or approves a petition seeking a reorganization, composition or arrangement of any Borrower, either Guarantor or any Subsidiary, or any other judicial modification of the rights of any of their respective creditors, or appoints a custodian, receiver, trustee or liquidator for any Borrower, either Guarantor or any Subsidiary or for all or a substantial part of either of their business or assets, or (g) not be paying their debts as they become due, or (h) be enjoined or restrained from conducting all or a material part of any of their businesses as now conducted and the same is not dismissed and dissolved within sixty
(60) days after the entry thereof.

     12. Remedies Upon Default. Notwithstanding any contrary provision or inference herein or elsewhere:

          12.1 Optional Acceleration. If any Event of Default referred to in Section 11.1 through Section 11.8 hereof shall occur, PNC, in its sole and absolute discretion, without further notice to the Borrowers or Guarantors, may declare all or any of the Indebtedness, including but not limited to the Revolving Note to be, whereupon the same shall be, accelerated and immediately due and payable in full, all without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers and Guarantors.

          12.2 Automatic Acceleration. If any Event of Default referred to in Section 11.9 hereof shall occur, all of the Indebtedness, including the Revolving Note shall thereupon become accelerated and immediately due and payable in full, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers and Guarantors.

          12.3 Offsets. If any Event of Default shall occur, PNC shall have the right then, or at any time thereafter, to set off against, and to appropriate and apply toward the payment of the Indebtedness (in such order as PNC may select in its sole discretion), including but not limited to the indebtedness evidenced by the Revolving Note, whether or not such indebtedness shall then have matured or be due and payable and whether or not PNC has declared the Revolving Note and/or other Indebtedness to be in default and immediately due, any and all deposit balances and other sums and indebtedness and other property then held or owed by PNC to or for the credit or account of any Borrower or either Guarantor, and in and on all of which the Borrowers and Guarantors hereby grant PNC a first security interest, pledge and lien to secure all the Indebtedness, all without notice to or demand upon the Borrowers, the Guarantors or any other Person or Entity, all such notices and demands being hereby expressly waived by Borrowers and Guarantors.

          12.4 Default Rate. Upon the occurrence of any Event of Default, the interest rate applicable to the outstanding principal balance of the Revolving Note (including all Reimbursement Amounts), and all past due interest shall, at PNC's option, be increased to the Default Rate until all of the Indebtedness is paid in full. The assessment or collection of the Default Rate shall not constitute a waiver of any Event of Default.

          12.5 Rights Under Loan Documents. If any Event of Default shall occur, PNC shall also have all rights and remedies granted it under this Loan Agreement and under any and all of the Security Instruments or other Loan Documents securing or intended to secure the Indebtedness.

          12.6 Rights Cumulative. All of the rights and remedies of PNC upon occurrence of an Event of Default or Possible Default hereunder shall be cumulative to the greatest extent permitted by law and shall be in addition to all those rights and remedies afforded PNC at law or equity.

     13.  Interpretation.

               (a) No course of dealing in respect of, or any omission or delay in the exercise of, any right, power, remedy or privilege by PNC shall operate as a waiver thereof, nor shall any right, power, remedy or privilege of PNC be exclusive of any other right, power, remedy or privilege referred to herein or in any related document or now or hereafter available at law, in equity, in bankruptcy, by statute or otherwise. Each such right, power, remedy or privilege may be exercised by PNC, either independently or concurrently with others, and as often and in such order as PNC may deem expedient. No waiver or consent granted by PNC with respect to this Loan Agreement, the Indebtedness or any Security Instrument or related writing shall be binding upon PNC, unless specifically granted in writing by a duly authorized officer of PNC, which writing shall be strictly construed.

               (b) Time shall be of the essence in the performance of all of Borrowers' and Guarantors' obligations under this Loan
Agreement, the Indebtedness, the Security Instruments and the other instruments related hereto.

               (c) The provisions of this Loan Agreement shall bind and benefit Borrowers, Guarantors and PNC and their respective successors, personal representatives and assigns, including each subsequent holder, if any, of any of the Revolving Notes or any other Indebtedness. Notwithstanding the foregoing, neither of the Borrowers nor either of the Guarantors may assign any of its rights under this Loan Agreement to any other Person or Entity.

               (d) The several caption, section and subsection headings of this Loan Agreement are inserted for convenience only and shall be ignored in interpreting the provisions of this Loan
Agreement.

               (e)  This Loan Agreement, and the other Loan
Documents and the respective rights and obligations of the parties hereto shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky, except to the extent the laws of any other state shall govern the enforcement of PNC's rights in security for any of the Indebtedness.

               (f)  This Loan Agreement and the other Loan
Documents contain the entire agreement of the parties pertaining to their subject matter and supersede all prior written and oral agreements pertaining hereto.

               (g) This Loan Agreement may be modified only in writing executed by PNC, Borrowers, Borrowers' Agent, and Guarantors.

               (h) The invalidity or unenforceability, whether in general or in any particular circumstance, of any provision of this Loan Agreement, shall not affect its validity or enforceability in any other circumstance, or any other provision hereof. The parties hereto hereby agree that this Loan Agreement shall be so interpreted to give effect and validity to all the provisions hereof to the fullest extent permitted by law.

               (i) With regard to terms used herein, the singular usage shall include the plural and the plural shall include the singular.

               (j) The obligations of the Borrowers and Guarantors hereunder and under the Revolving Note and all of the Indebtedness shall be joint and several.

     14. Notices. All notices required or permitted to be given hereunder shall be given in writing and (i) personally delivered or
(ii) sent by registered or certified U. S. mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as to which any party hereof shall have given the other written notice) or (iii) sent by telecopy transmission (with a hard copy sent by U.S. Mail promptly) to the Fax Numbers listed below (or to such other Fax Number as to which any party shall have given written notice):

          If to PNC:          PNC Bank, Kentucky, Inc.
                              500 West Jefferson Street
                              Louisville, Kentucky 40202
                              Attn:  Natural Resources Division
                              Fax No. 502-581-2302


          If to Borrowers or
          Guarantors:         c/o Addington Resources, Inc.
                              Route 180, 1500 Big Run Road
                              Ashland, Kentucky  41101
                              Attn:  Chief Financial Officer
                              Fax No. 606-928-9527

and shall be deemed given when actually delivered in person or when deposited in the United States mails, or when receipt is confirmed by the intended recipient of a telecopy transmission, in accordance with the foregoing, as applicable.

     15. Survival of Covenants, Agreements, Warranties and Representations. All covenants, agreements, warranties and representations made by the Borrowers and Guarantors herein shall survive the making of the Loan and each Advance and the execution and delivery of the Revolving Note, this Loan Agreement and any and all Security Instruments and shall be deemed to be continuing (except to the extent limited by Section 10 hereof) covenants, agreements, representations and warranties at all times while any portion of the Indebtedness, including the Revolving Note, remains unpaid and shall be further deemed to be remade and restated by Borrowers and Guarantors each time an Advance is requested.

     16. Fees and Expenses. The Borrowers and/or Guarantors shall pay all out-of-pocket expenses (including attorneys' fees) incurred by PNC in connection with the closing of the Loan, including, but not limited to, the reasonable fees and expenses of PNC incurred in preparing and revising this Loan Agreement, the Revolving Note and the Security Instruments and all related documents, in closing the Loan, in making Advances and in the filing and/or recordation from time to time of Financing Statements and/or other Security Instruments, including all filing and/or recording fees and taxes and all note or security fees and/or taxes and also all other similar fees and/or taxes. Further, following the occurrence of any Event of Default under this Loan Agreement and during the continuance of any Possible Default, the Borrowers and/or Guarantors will pay to PNC, to the extent allowable by applicable law, such further amounts as shall be sufficient to reimburse fully PNC for all of their reasonable costs and expenses of enforcing their rights and remedies under this Loan Agreement, the Revolving Note and the Security Instruments, and in protecting or preserving any security for the Indebtedness including without limitation, PNC's reasonable attorneys', appraisers' auditors' and accountants' fees, court costs, security costs and maintenance costs, and the same shall be deemed evidenced by the Revolving Note and secured by all the Security Instruments. All obligations provided for in this
Section 14 shall survive termination or cancellation of this Loan Agreement for any reason whatsoever.

     17. Liability of PNC. The Borrowers and Guarantors agree that PNC shall not be liable for any act or omission relating to the Loan, unless such act or omission constitutes gross negligence or intentional misconduct by PNC and PNC shall not be liable to Borrowers or Guarantors for consequential or special damages arising out of any act or omission of PNC relating to the Loan. PNC shall have no liability to any Borrower or either Guarantor as a result of any delay in funding any Advance due to technical communication or computer problems or as a result of any delay within the Federal Reserve wire transfer system, and PNC shall not have any liability to any Borrower or either Guarantor as a result of any act or omission of PNC.

     18. Jury Trial Waiver. BORROWERS AND GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER WRITTEN OR ORAL) OR ACTIONS OF THE BORROWERS, GUARANTORS OR PNC.

     19.  Exhibits.  All of the Exhibits described in this Loan
Agreement are attached hereto and incorporated herein by reference.

     20. Termination of Indenture. Notwithstanding any other term or condition contained herein that may be interpreted to the contrary, this Loan Agreement, the Revolving Note, and all of the other Loan Documents shall be null, void, and without effect until such time as Borrowers provide PNC with evidence satisfactory to PNC in the exercise of its sole discretion the certain Indenture dated as of July 1, 1988, by and between ARI and Security Pacific National Bank, Trustee (now known as Bank of America National Trust and Savings Association), as the same has been amended or modified (the "Indenture"), has been terminated and that all indebtedness of ARI referred to in the Indenture has been paid in full.

     21. Counterparts. This Loan Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the day, month and year first above written.

                              PNC BANK, KENTUCKY, INC.


                              By:  /s/ Christopher Moravec
                                   Christopher Moravec
                                   Vice-President

                                        ("PNC")


                              MINING TECHNOLOGIES, INC.


                              By: /s/ Doug D. Moore

                              Title: Vice President

                              ADDINGTON MINING, INC.


                              By: /s/ Doug D. Moore

                              Title: President


                              ADDWEST MINING, INC.


                              By: /s/ Doug D. Moore

                              Title: President

                                    (the "Borrowers")


                              ADDINGTON RESOURCES, INC.


                              By: /s/ R. Douglas Striebel

                              Title: Vice President


                              ADDINGTON HOLDING COMPANY, INC.


                              By: /s/ R. Douglas Striebel

                              Title: Treasurer

                                    (the "Guarantors")




m:\sws\pnc\ari\pittston\loan-agr.#2












                             EXHIBITS


 1.9     --   Borrowing Base Certificate

 1.19    --   Designated Officers

 1.23    --   Eligible Equipment List

 1.25    --   Loading Facilities

 8.0     --   Conditions Precedent

 9.3     --   Form of Certificate for Financial Information

 9.12    --   Current Liens

 9.12(a) --   Liens that are not Permitted Liens

10.3     --   Litigation

10.6     --   Subsidiaries

10.8     --   Affiliate Loans

10.9     --   Employee Benefit Plans

10.14    --   Environmental Disclosures









                          March 7, 1994



Mr. Douglas Striebel
Addington Holding Company, Inc.
Route 180, Big Run Road
Ashland, Kentucky 41101

     Re:  Amendment to Loan Agreement

Dear Doug:

     The purpose of this letter is to amend that certain Loan Agreement dated as of January 14, 1994 by and among (i) PNC Bank, Kentucky, Inc. ("PNC"); (ii) Mining Technologies, Inc., Addington Mining, Inc., Addwest Mining, Inc. (collectively, the "Borrowers"); and (iii) Addington Resources, Inc. and Addington Holding Company, Inc. (the "Guarantors") (the "Loan Agreement").

     The Borrowers and Guarantors hereby acknowledge and agree that the maximum principal amount available under the "Discretionary Line of Credit", as that term is defined in the Loan Agreement, is hereby reduced by $2,500,000 from $10,000,000 to $7,500,000. The Maker and Guarantors further represent and warrant that no draws or disbursements have been made under the Discretionary Line of Credit.

     Except as amended pursuant to this letter, the Loan
Agreement shall remain in full force and effect. Please acknowledge and consent to the terms and conditions of this letter by having the appropriate Addington entities countersign in the spaces provided below. Should you have any problems or questions, please feel free to contact me.

                              Very truly yours,

                              PNC Bank, Kentucky, Inc.


                              By:  /s/ Christopher Moravec
                                   Christopher Moravec
                                   Vice President







ACKNOWLEDGED AND CONSENTED
TO AS OF THIS 7th DAY OF
MARCH, 1994


MINING TECHNOLOGIES, INC.

By: /s/ Doug D. Moore

Its: Secretary


ADDINGTON MINING, INC.

By: /s/ Doug D. Moore

Its: President


ADDWEST MINING, INC.

By: /s/ Doug D. Moore

Its: President

     ("Borrowers")


ADDINGTON RESOURCES, INC.

By: /s/ R. Douglas Striebel

Its: Vice President

ADDINGTON HOLDING COMPANY, INC.

By: /s/ R. Douglas Striebel

Its: Secretary/Treasurer

     ("Guarantors")









                SECOND AMENDMENT TO LOAN AGREEMENT



     THIS SECOND AMENDMENT TO LOAN AGREEMENT ("Amendment") is made and entered into as of the 25th day of May, 1994, by and among (i) PNC BANK, KENTUCKY, INC., a Kentucky banking corporation ("PNC"); (ii) MINING TECHNOLOGIES, INC., a Kentucky corporation ("Mining"), ADDINGTON MINING, INC., a Kentucky corporation ("Addington"), and ADDWEST MINING, INC., a Kentucky corporation ("Addwest"; collectively with Addington and Mining, the "Borrowers"); and (iii) ADDINGTON RESOURCES, INC. ("ARI"), a Delaware corporation, and ADDINGTON HOLDING COMPANY, INC. ("AHI"), a Delaware corporation; (collectively, the "Guarantors").

     A. Pursuant to the terms and conditions of that certain Loan Agreement dated as of January 14, 1994, as amended pursuant to that certain Amendment to Loan Agreement letter dated as of March 7, 1994, both being by and among PNC, the Borrowers and the Guarantors (collectively, the "Loan Agreement"), PNC established in favor of the Borrowers, among other things, a Fifteen Million and No/100 Dollar ($15,000,000.00) working capital revolving credit loan (the "Revolving Credit").

     B.   PNC, Borrowers, and Guarantors desire to amend the Loan
Agreement to, among other things, add additional authorized signatories for the Borrowing Base Certificate.

     C. The Guarantors desire to acknowledge and consent to the changes set forth in this Amendment.

     NOW, THEREFORE, for and in consideration of the Recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Section 3.4(b) of the Loan Agreement is hereby amended to allow Mark Strong, Financial Analysist for the Borrowers and Guarantors, and Ed Raine, Controller for the Borrowers and Guarantors, to execute any and all Borrowing Base Certificates that are submitted to PNC and certify all information contained therein as being true, correct, and accurate.

     2. Section 3.6(a) of the Loan Agreement is hereby amended to read as follows:

          "(a) Borrower shall be limited to no more than one Advance per day, and each Advance shall be for no less than $1,000,000.00."

     3. Section 3.6(b) of the Loan Agreement is hereby amended to read as follows:

          "(b) Whenever Borrowers desire to obtain an Advance pursuant to this Loan Agreement, Borrowers shall, at a time and manner acceptable to PNC in the reasonable exercise of its discretion, request disbursement of an Advance (which request shall be irrevocable), specifying the amount of the Advance requested and the date on which Borrowers want the funds to be made available, which date shall be no sooner than (i) the same Business Day for any Prime Rate Advance requested on any Business Day before 2:00 p.m., Louisville, Kentucky time, and (ii) the next Business Day for any LIBOR Rate Advance requested on any Business Day before 11:00 a.m., Louisville, Kentucky time. All requests for a Prime Rate Advance may be made by telephone without a follow up written confirmation. All requests for a LIBOR Rate Advance may be made by telephone, but with a written facsimile confirmation sent to PNC no later than twelve (12) hours after the telephone request. In addition, the Borrowers hereby agree to deliver to PNC (i) copies of invoices, the amounts of which are included in the Borrowing Base Certificate, which invoices shall be forwarded to PNC with each Borrowing Base Certificate, and (ii) if requested by PNC, verification of weights shipped by Borrowers and reflected on the invoices, consisting of draft surveys, weigh bills and weigh tickets, as applicable. The Borrowers shall further specify in the request for an Advance the Interest Rate Option selected for the Advance, and the rate period for any LIBOR Rate Advance."

     4. PNC, Borrowers and Guarantors acknowledge and agree that the Borrowers and Guarantors must no longer submit a Borrowing Base Certificate with each request for an Advance, but instead shall submit a Borrowing Base Certificate on Wednesday of each week, which Borrowing Base Certificate shall reflect, among other things, the Net Dollar Amount of Eligible Accounts Receivable as of the close of business on the prior Friday, the Inventory Component, which shall be updated monthly in the final Borrowing Base Certificate provided to PNC in any month and setting forth the Inventory Component as of the last day of the prior month, and the Equipment Component, which shall be updated in accordance with the requirements of Section 1.24 of the Loan Agreement.

     5.   Exhibit 1.9 to the Loan Agreement (Borrowing Base
Certificate) is hereby amended to read as set forth on Exhibit
1.9 to this Amendment, which is attached hereto and incorporated herein by reference.

     6.   Exhibit 1.23 to the Loan Agreement (Eligible Equipment
List) is hereby amended to read as set forth on Exhibit 1.23 to this
Amendment, which is attached hereto and incorporated herein by reference.

     7. Exhibit 1.25 to the Loan Agreement (Loading Facilities) is hereby amended to read as set forth on Exhibit 1.25 to this Amendment, which is attached hereto and incorporated herein by reference.

     8. The Borrowers and Guarantors, as the case may be, hereby remake and restate, as of the date of this Amendment, each and every warranty and representation set forth in the Loan Agreement and all other Loan Documents and further represent and warrant that no Event of Default or Possible Default now exists under the Loan Agreement, as amended hereby, or under any other Loan Document.

     9. As amended hereby, the Loan Agreement shall remain in full force and effect. Further, all references to the Loan Agreement in any of the Loan Documents shall be deemed references to the Loan Agreement as amended hereby or as hereafter amended by the parties.

     10. All terms not defined herein shall have the same meaning given them in the Loan Agreement.

     11. The Guarantors hereby acknowledge and consent to the terms and conditions of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Amendment as of the day, month and year first above written.

                              PNC BANK, KENTUCKY, INC.

                              By: /s/ Christopher Moravec

                              Its: Vice President

                                        ("PNC")

                              MINING TECHNOLOGIES, INC.

                              By: /s/ Doug D. Moore

                              Its: Secretary

                                        ("Mining")


                              ADDINGTON MINING, INC.

                              By: /s/ Doug D. Moore

                              Its: President

                                        ("Addington")


                              ADDWEST MINING, INC.

                              By: /s/ Doug D. Moore
                              Its: President

                                        ("Addwest")

                              (collectively, the "Borrowers")


                              ADDINGTON RESOURCES, INC.

                              By: /s/ R. Douglas Striebel

                              Its: Vice President

                                        ("ARI")


                              ADDINGTON HOLDING COMPANY, INC.

                              By: /s/ R. Douglas Striebel

                              Its: Secretary/Treasurer

                                        ("AHI")

                              (collectively, the "Guarantors")








cyw-m:\sws\pnc\ari\pittston\2nd-amdt.#2



                                                        GDM DRAFT
                                                         10/04/94

                THIRD AMENDMENT TO LOAN AGREEMENT



     THIS THIRD AMENDMENT TO LOAN AGREEMENT ("Amendment") is made and entered into as of the 17th day of October, 1994, by and among
(i) PNC BANK, KENTUCKY, INC., a Kentucky banking corporation ("PNC"); (ii) MINING TECHNOLOGIES, INC., a Kentucky corporation ("Mining"), ADDINGTON MINING, INC., a Kentucky corporation ("Addington"), and ADDWEST MINING, INC., a Kentucky corporation ("Addwest"; collectively with Addington and Mining, the "Borrowers"); and (iii) ADDINGTON RESOURCES, INC. ("ARI"), a Delaware corporation, and ADDINGTON HOLDING COMPANY, INC.
("AHI"), a Delaware corporation; (collectively, the "Guarantors").

     A. Pursuant to the terms and conditions of that certain Loan Agreement dated as of January 14, 1994, as amended pursuant to that certain Amendment to Loan Agreement letter dated as of March 7, 1994 and that certain Second Amendment to Loan Agreement dated as of March 25, 1994, all being by and among PNC, the Borrowers and the Guarantors (collectively, the "Loan Agreement"), PNC established in favor of the Borrowers, among other things, a Fifteen Million and No/100 Dollar ($15,000,000.00) working capital revolving credit loan (the "Revolving Credit").

     B.   PNC, Borrowers, and Guarantors desire to amend the Loan
Agreement to, among other things, allow the Borrowers to begin using the Equipment Component of the Borrowing Base more fully described in the Loan Agreement.

     C. The Guarantors desire to acknowledge and consent to the changes set forth in this Amendment.

     NOW, THEREFORE, for and in consideration of the Recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Exhibit 1.23 to the Loan Agreement (Eligible Equipment
List) is hereby amended to read as set forth on Exhibit 1.23 to this Amendment, which is attached hereto and incorporated herein by reference. Borrowers and Guarantors hereby represent and warrant that each item of Eligible Equipment listed on Exhibit
1.23 satisfies all of the requirements for "Eligible Equipment" set forth in the Loan Agreement, and that each item of Eligible Equipment is insured for no less than its Equipment Liquidation Value, with the Bank named as loss payee/additional insured on any such policies.

     2. Upon the execution of this Amendment, the Borrowers shall be entitled to use the Equipment Component of the Borrowing Base, subject to the terms and conditions set forth in the Loan Agreement, including but not limited to the timely submission of Borrowing Base Certificates that include the Equipment Component calculations.

     3. The Borrowers and Guarantors, as the case may be, hereby remake and restate, as of the date of this Amendment, each and every warranty and representation set forth in the Loan Agreement and all other Loan Documents and further represent and warrant that no Event of Default or Possible Default now exists under the Loan Agreement, as amended hereby, or under any other Loan Document.

     4. Except as amended hereby, the Loan Agreement shall remain in full force and effect. Further, all references to the Loan Agreement in any of the Loan Documents shall be deemed references to the Loan Agreement as amended hereby or as hereafter amended by the parties.

     5. All capitalized terms not defined herein shall have the same meaning given them in the Loan Agreement.

     6. The Guarantors hereby acknowledge and consent to the terms and conditions of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Amendment as of the day, month and year first above written.

                              PNC BANK, KENTUCKY, INC.

                              By: /s/ Christopher Moravec

                              Its: Vice President

                                        ("PNC")


                              MINING TECHNOLOGIES, INC.

                              By: /s/ Doug D. Moore

                              Its: Secretary

                                        ("Mining")


                              ADDINGTON MINING, INC.

                              By: /s/ John Lynch

                              Its: Secretary

                                        ("Addington")


                              ADDWEST MINING, INC.

                              By: /s/ John Lynch

                              Its: Secretary

                                        ("Addwest")

                              (collectively, the "Borrowers")

                              ADDINGTON RESOURCES, INC.

                              By: /s/ R. Douglas Striebel

                              Its: Vice President

                                        ("ARI")



                              ADDINGTON HOLDING COMPANY, INC.

                              By: /s/ R. Douglas Striebel

                              Its: Secretary/Treasurer

                                        ("AHI")

                              (collectively, the "Guarantors")












cyw-m:\sws\pnc\ari\pittston\3rd-amdt









                FOURTH AMENDMENT TO LOAN AGREEMENT
                    AND RELATED LOAN DOCUMENTS



     THIS FOURTH AMENDMENT TO LOAN AGREEMENT AND RELATED LOAN DOCUMENTS (the "Amendment") is made and entered into as of the 14 day of January, 1995, by and among (i) PNC BANK, KENTUCKY, INC., a Kentucky banking corporation ("PNC"), (ii) MINING TECHNOLOGIES, INC., a Kentucky corporation ("Mining"), ADDINGTON MINING, INC., a Kentucky corporation ("Addington") and ADDWEST MINING, INC., a Kentucky corporation ("Addwest"; collectively, with Addington and Mining, the "Borrowers"); and (iii) ADDINGTON RESOURCES, INC. ("ARI"), a Delaware corporation and ADDINGTON HOLDING COMPANY, INC. ("AHI"), a Delaware corporation (collectively, the "Guarantors").

                            RECITALS:

     A. PNC, the Borrowers, and Guarantors previously entered into a certain Loan Agreement dated as of January 14, 1994 as amended pursuant to that certain Letter Agreement dated as of March 7, 1994 by and among PNC, the Borrowers, the Guarantors, that certain Second Amendment to Loan Agreement dated as of March 25, 1994 by and among PNC, the Borrowers, and the Guarantors, and that certain Third Amendment to Loan Agreement dated as of October 17, 1994 by and among PNC, the Borrowers, and the Guarantors (collectively, the "Original Loan Agreement").

     B. Pursuant to the terms of the Original Loan Agreement, PNC established in favor of the Borrowers a $15,000,000.00 working capital revolving credit loan (the "Revolving Credit").

     C. Pursuant to the terms of the Original Loan Agreement, PNC established in favor of the Borrowers a discretionary line of credit in the maximum amount of $7,500,000.00 (the "Discretionary
Line of Credit").

     D. The Borrowers and Guarantors desire to have PNC extend the Revolving Credit for another year, terminate the Discretionary Line of Credit, and to take other actions more fully described herein.

     E. The Guarantors, in consideration of the substantial economic benefit that they receive from the Revolving Credit desire to join in this Amendment.

     NOW, THEREFORE, for and in consideration of the Recitals, and for other good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   The definition of "Expiration Date" set forth in
Section 1.30 is hereby amended to read as follows:

          "Expiration Date shall mean January 14, 1996 or the last day of any approved renewal period of the Revolving Credit as set out in
          Section 3.2 hereof."


     2. Section 3.9(b) of the Original Loan Agreement is hereby amended to read as follows:

          "(b) Commitment Fee. The Borrowers shall pay to PNC, on a quarterly basis, a commitment fee (the "Commitment Fee") which shall be the amount by which the "Unused Portion Fee" exceeds the "Free Available Balance Credit" for the same Calculation Period, as more fully described in this Section.

               The Unused Portion Fee shall be equal to one-half percent (1/2%) per annum of the average daily difference between the aggregate principal amount of all Advances outstanding during the Calculation Period and the maximum amount available to be drawn under the Borrowing Base. The "Calculation
          Period" shall be the period commencing with the execution date hereof and ending March
          31, 1994, and continuing for each calendar quarter or portion thereof while the Revolving Credit is in effect."


The remainder of Section 3.9(b) shall be unchanged.

     3.   The Letter of Credit facility more fully described in
Section 4 of the Original Loan Agreement is hereby continued until January 14, 1996, with January 14, 1996 being the current "Letter of Credit Expiration Date". The Borrowers and Guarantors acknowledge and agree that no Letter of Credit shall have a maturity date later than the Letter of Credit Expiration Date, unless agreed to by PNC in the exercise of its sole discretion.

     4. The Borrowers' ability to obtain any loans or draws under the Discretionary Line of Credit is hereby terminated, and the terms and conditions of Section 6 of the Original Loan
Agreement are hereby declared to be null, void, and unenforceable.

     5. The Borrowers hereby agree to pay PNC, upon the execution of this Amendment, the "Renewal Fee" described in the Original Loan Agreement for the renewal of the Revolving Credit.

     6.   The "Expiration Date" set forth in that certain
Revolving Note dated as of January 14, 1994 in the face principal amount of $15,000,000.00 made by Borrowers to the order of PNC and guaranteed by the Guarantors is hereby extended from January
14, 1995 to January 14, 1996.

     7. The Borrowers and Guarantors acknowledge and agree that the "Termination Date", as that term is defined in that certain
Guaranty dated as of January 14, 1994 by and between PNC and the Guarantors is hereby extended to February 14, 1996.

     8. The Borrowers and Guarantors, as the case may be, hereby remake and restate, as of the date of this Amendment, each and every warranty and representation set forth in the Original Loan Agreement and in all other Loan Documents and further represent and warrant that no Event of Default or Possible Default now exists under the Original Loan Agreement, as amended hereby, or under any other Loan Document, as the same may have been amended from time to time.

     9. Except as hereby amended, the Original Loan Agreement and all other Loan Documents shall remain in full force and effect. Further, all references to the Loan Agreement in any of the Loan Documents shall be deemed references to the Original Loan Agreement, as amended hereby, or as hereafter amended by the parties.

     10. All capitalized terms not defined herein shall have the same meaning given them in the Original Loan Agreement.

     11. All Security Instruments and/or any instrument pledged as security for the Revolving Note and other Indebtedness, as the same may be amended from time to time, are hereby deemed to be amended to the extent necessary to reflect the terms and conditions of this Amendment, and the parties hereto agree that all liens, security interests and pledges created thereby fully secure the Revolving Note and the entire Indebtedness.

     12. The Guarantors hereby acknowledge, consent, and agree to the terms and conditions of this Amendment.

     IN WITNESS WHEREOF, the parties have made and entered into this Amendment as of the day, month, and year first above written.

                              PNC BANK, KENTUCKY, INC.

                              By: /s/ Christopher Moravec
                                  Christopher Moravec
                                  Vice President

                                        ("PNC")


                              MINING TECHNOLOGIES, INC.

                              By: /s/Doug D. Moore

                              Its: Secretary

                                        ("Mining")










                              ADDINGTON MINING, INC.

                              By: /s/Doug D. Moore

                              Its: President

                                        ("Addington")


                              ADDWEST MINING, INC.

                              By: Doug D. Moore

                              Its: President

                                        ("Addwest")

                              (collectively, with Addington and
                        Mining, the "Borrowers")


                              ADDINGTON RESOURCES, INC.

                              By: /s/ R. Douglas Striebel

                              Its: Vice President

                                        ("ARI")

                              ADDINGTON HOLDING COMPANY, INC.

                              By: /s/ R. Douglas Striebel

                              Its: Secretary/Treasurer

                                        ("AHI")

                              (collectively, the "Guarantors")













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